 As filed with the Securities and Exchange Commission on February 14, 2002
                                                  Registration No. 333-60582

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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                  -----------

                        POST-EFFECTIVE AMENDMENT NO. 1
                                      TO

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                           ORCHID BIOSCIENCES, INC.
            (Exact name of registrant as specified in its charter)
                                  -----------

            Delaware                                                         22-3392819
 (State or other jurisdiction of                                          (I.R.S. Employer
 incorporation or organization)                                        Identification Number)

                                  -----------
                           ORCHID BIOSCIENCES, INC.

                               4390 US Route One

                              Princeton, NJ 08540
                                (609) 750-2200
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                  -----------
                             DALE R. PFOST, Ph.D.
                     President and Chief Executive Officer
                           ORCHID BIOSCIENCES, INC.

                               4390 US Route One

                              Princeton, NJ 08540
                                (609) 750-2200
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                                  -----------
                                With a Copy to:
                           John J. Cheney III, Esq.
              Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
                             One Financial Center
                          Boston, Massachusetts 02111
                           Telephone: (617) 542-6000
                                  -----------
  Approximate date of commencement of proposed sale to the public: As soon as practical after this Registration Statement becomes effective.
  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 other than securities offered only in connection with dividend or interest reinvestment, check the following box. [X]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                                  -----------



  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.


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

                                   PROSPECTUS


                               12,765,535 shares


                            ORCHID BIOSCIENCES, INC.

                                  Common Stock

                                 ------------

   We may from time to time issue up to $39,300,000 in aggregate principal amount of our common stock, preferred stock, debt securities and/or warrants. We will specify in the accompanying prospectus supplement the terms of the securities being offered. We may sell these securities to or through underwriters and also to other purchasers or through agents. We will set forth the names of any underwriters or agents in the accompanying prospectus supplement.


   This prospectus also covers the sale by the selling stockholders listed beginning on page 16 of 12,765,535 shares of our common stock. Such offers and sales may be made on the Nasdaq National Market, or otherwise, at prices and on terms then prevailing, or at prices related to the then-current market price, or in negotiated private transactions, or by underwriters pursuant to an underwriting agreement in customary form, or in a combination of any such methods of sale.

   We will not receive any of the proceeds from the sale of the 12,765,535 shares of common stock by the selling stockholders.

   Our common stock is listed on the Nasdaq National Market under the symbol "ORCH." On February 13, 2002 the closing sale price of our securities on the Nasdaq National Market was $3.55 per share.


  Investing in our securities involves a high degree of risk. See "Risk Factors" beginning on page 4.

                                 ------------

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                              February 14, 2002.

                                 ------------

                               TABLE OF CONTENTS

                                      Page
                                      ----
Prospectus Summary..................    3
Risk Factors........................    4
Special Note Regarding Forward-
 Looking Information................   14
Selling Stockholders................   16
Use of Proceeds.....................   20
Ratio of Earnings to Fixed Charges..   21
The Securities We May Offer.........   21
Description of Capital Stock........   21
Description of Debt Securities......   25
Description of Warrants.............   29

                                    Page
                                    ----
Legal Ownership of Securities......  31
Dilution...........................  35
Plan of Distribution...............  36
Legal Matters......................  37
Experts............................  37
Where You Can Find More
 Information.......................  37
Incorporation of Certain Documents
 by Reference......................  38
Index to Consolidated Financial
 Statements of GeneScreen Inc. and
 Subsidiaries...................... F-1

                                 ------------

   You may rely only on the information contained in this prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.

   "Orchid BioSciences", "Orchid" and other trademarks and service marks of Orchid BioSciences, Inc. mentioned in this prospectus or incorporated herein by reference are the property of Orchid BioSciences, Inc. All other trademarks, trade names or service marks referred to in this prospectus or incorporated herein by reference are the property of their respective owners.

   The terms "Orchid BioSciences, Inc.", "Orchid", "we" and "our" as used in this prospectus refer to Orchid BioSciences, Inc.

                               PROSPECTUS SUMMARY

   The following is only a summary. You should carefully read the more detailed information contained in this prospectus, including information incorporated into this prospectus by reference. Our business involves significant risks. You should carefully consider the information under the heading "Risk Factors" below.

                             About This Prospectus

   This prospectus is part of a registration statement that we filed with the SEC utilizing a "shelf" registration process. Under this shelf process, we may sell the securities described in this prospectus in one or more offerings up to a total dollar amount of $39,300,000. We have provided to you in this prospectus a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. We may also add, update or change in the prospectus supplement any of the information contained in this prospectus. This prospectus, together with applicable prospectus supplements, includes all material information relating to this offering.


   Under the shelf process, the selling stockholders listed herein may also sell up to a total of 12,765,535 shares of common stock under this prospectus. The number of shares of common stock to be offered by them is set forth in the section of this prospectus titled "Selling Stockholders". We will not receive proceeds from any sale of common stock by selling stockholders.

                            Orchid BioSciences, Inc.

   We are engaged in the development and commercialization of technologies, products and services designed to measure and use information related to genetic diversity. We expect our proprietary technologies to facilitate and potentially accelerate the medical utility of single nucleotide polymorphisms, or "SNPs," the most common form of genetic diversity. The pharmaceutical and medical communities are beginning to use genetic diversity information to facilitate the development of highly specific and efficacious drugs, to improve the effectiveness of existing drugs and to enable the realization of personalized medicine--prescribing the right drug for the right person at the right dose. We sell products and services and licence technologies for SNP Scoring and genetic diversity analyses and identify and patent midcally important uses of SNP's. Our proprietary products and technologies are being adopted in each of these applications, and we expect the pace of activities in these areas to increase rapidly now that a draft human genome has been published. Genetic diversity products also have other commercial applications outside of the healthcare field, including forensics, paternity and other identity testing, and for improved crop development and for livestock breeding programs.

                                  RISK FACTORS

   Investing in our securities involves risk. Before making an investment decision, you should carefully consider the following risks as well as other information we include or incorporate by reference in this prospectus. The risks and uncertainties we have described below are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations.

   If any of the matters included in the following risks were to occur, our business, financial condition, results of operations, cash flows or prospects could be materially adversely affected. In such case, the value of our securities could decline and you could lose all or part of your investment.

                         Risks Related to Our Business

We are at an early stage of development and may never become profitable.

   We organized our company as a Delaware corporation on March 8, 1995 and have a short operating history. The market for the products and services that we develop, manufacture and market, all of which are derived from genomics and microfluidics technologies, is uncertain. We face risks related to our ability to:

  .develop, market and maintain competitive technologies, products and services;

  .anticipate and adapt to changes in our rapidly evolving markets;

  . retain current collaborators and customers and attract new collaborators and customers for our SNPware consumables and SNPstream instruments;

  . implement and successfully execute our business strategy and sales and marketing initiatives in order to increase our brand recognition for our SNPware consumables and SNPstream instruments;

  .attract, retain and motivate qualified management, technical and scientific personnel;

  . obtain additional capital to support the expenses of developing our technologies and commercializing our SNPware consumables and SNPstream instruments; and

  . transition successfully from a company with a research focus to a company capable of supporting commercial activities.

   If we fail to adequately manage these risks, we may never become profitable and our financial condition would suffer.

We had an accumulated deficit of $98.6 million as of December 31, 2000 and expect to continue to incur substantial operating losses for the foreseeable future.

   We have had substantial operating losses since our inception, and we expect our operating losses to continue for the foreseeable future. For example, we experienced net losses of $47.9 million in 2000, $28.2 million in 1999, and $11.5 million in 1998. As of December 31, 2000, we had an accumulated deficit of $98.6 million. In order to further develop our SNP scoring and microfluidics technologies as well as our genetic diversity services and Pharmaceutical Value Creation business, we will need to incur significant expenses in connection with our internal research and development and commercialization programs. As a result, we expect to incur operating losses for the foreseeable future.

Fluctuations in our quarterly revenues and operating results may negatively impact our stock price.

   Our revenues and results of operations have fluctuated significantly in the past and significant fluctuations are likely to continue in the future due to a variety of factors, many of which are outside of our control. These factors include:

  . the volume and timing of orders for our SNPware consumables, SNPstream instruments and other products and services;

  . changes in the mix of our products and services offered;

  . the number, timing and significance of new products and services introduced by our competitors;

  . our ability to develop, market and introduce new and enhanced products and services on a timely basis;

  . changes in the cost, quality and availability of reagents and components required to manufacture or use our products; and

  . availability of commercial and government funding to researchers who use our products and services.

   Research and development costs associated with our technologies, products and services, as well as personnel costs, marketing programs and overhead account for a substantial portion of our operating expenses. We cannot adjust these expenses quickly in the short term. If our revenues decline or do not grow as anticipated, we may not be able to reduce our operating expenses accordingly. Our failure to achieve anticipated levels of revenues could therefore harm our operating results for a particular fiscal period. In addition, if our operating results in some quarters fail to meet the expectations of public market analysts or investors, the market price of our common stock is likely to fall.

We have limited manufacturing experience and will need to acquire new facilities to manufacture our products on a commercial scale.

   We have limited manufacturing experience and currently possess only two facilities capable of manufacturing limited quantities of our SNPware products for both sale to our customers and internal use. To achieve the production levels necessary for successful commercialization, we will need to continue to scale-up our manufacturing facilities and establish automated manufacturing capabilities. We are presently in the process of building out our manufacturing facility to meet our manufacturing needs beyond 2001. If we are unable to successfully scale-up our existing manufacturing capability, we may not be able to provide our customers with the quantity of products and services they require, which would result in reduced revenues. If any natural disaster were to significantly damage our manufacturing facility or if other events were to cause our operations to fail, these events could prevent us from developing and manufacturing our products. Furthermore, we may not have adequate insurance to cover the damage, which would adversely affect our results of operations.

We have limited sales and marketing experience, and as a result, may be unable to compete successfully with our competitors in commercializing our potential products and services.

   We have limited experience in sales and marketing. We have only recently established a small direct sales force and will continue to rely principally upon a small number of employees. We also intend to market our SNP scoring and microfluidics products and services through collaborations and distribution agreements with pharmaceutical and biotechnology companies and DNA testing services to governmental entities and individual consumers. We cannot assure you that we will be able to successfully establish either a direct sales force or distribution arrangements to market our products and services, which could have a material adverse effect on our financial condition and business strategy.

Our technologies and initial commercial products and services may not be commercially viable or successful, which would adversely affect our revenues.

   We have not yet fully completed the development of our SNP scoring technologies or the build-out of our ultra high-throughput MegaSNPatron facility for SNP scoring, both of which are important elements of our business strategy. We may not be able to successfully develop these technologies or build-out this facility. Even if we develop these technologies or complete the build-out of this facility, we cannot be certain that our prospective customers will value them. We are currently developing and commercializing only a limited number of products based on our SNP scoring technologies. We cannot assure you that we or our customers will be able to use these technologies to successfully identify and score SNPs. In addition, any SNPs which we or our customers score may not be useful in assisting pharmaceutical or diagnostic product development. Our SNP scoring technologies are in part directed toward the role of genes and polymorphisms in complex diseases. A limited number of companies have developed or commercialized products based on gene discoveries and/or polymorphisms to date. Accordingly, even if we or our customers are successful in scoring SNPs and associating these SNPs with specific drug responses or diseases, we cannot assure you that these discoveries will lead to the development of therapeutic or diagnostic products. If we fail to successfully develop our SNP scoring technologies or any commercially successful therapeutic or diagnostic products and services based on such technologies, we may not achieve a competitive position in the market.

   Our SNP scoring technologies involve novel uses of instrumentation, software and technologies that require validation in commercial applications. Previously unrecognized defects or limitations of our SNP scoring technologies may become apparent in these commercial applications. As a result, we may be unable to validate or achieve the improvements in the components of our SNP scoring technologies necessary for their successful commercialization.

If our customers do not purchase significant volumes of SNPware consumables, our rapid commercialization strategy could fail.

   Our customers may not generate sufficient data in a cost-effective manner using our SNPstream line of products and services. This may limit their purchases of our SNPware consumables necessary to conduct SNP scoring with our SNPstream systems. Other factors which may limit the use of our kits and consumables include the acceptance of our technologies by our customers and the training of our customers' personnel. If our customers are slow to, or never, achieve sufficient results using our SNPstream system, or fail to purchase sufficient quantities of our SNPware consumables, we may never achieve profitability. Further, our customers may not adopt SNPware consumables for use with their own instrument systems. Even if they do, our products may not work on their systems. Either circumstance would materially and adversely affect our revenues and our rapid commercialization strategy.

If we fail to maintain the DNA testing contracts we have with various state and governmental agencies or fail to enter into additional contracts, we would lose a significant source of revenues.

   We currently derive a substantial portion of our revenues from the DNA testing services we provide in the paternity and forensic fields. These services are heavily dependent upon contracts we have with various governmental agencies, which are typically open to bid and awarded every one to three years. The process and criteria for these awards are typically complex and highly competitive. We may not be able to maintain any of our existing governmental contracts or be the successful bidder on any additional governmental contracts which may become available in the future, or negotiate terms acceptable to us in connection with any governmental contract awarded to us, which would adversely affect our results of operations and financial condition.

We will require additional capital to fund our future operating plans which may not be available on acceptable terms, if at all.

   We anticipate that our existing capital resources may not be sufficient to fund our future operating plans and we may therefore need to raise significant additional capital. We expect our capital and operating expenses to be significant for the foreseeable future. We have expended significant resources to date in developing our MegaSNPatron facility and expect to continue to expend significant resources to develop this facility, increase our research and development and commercialization activities and acquire additional manufacturing facilities. The amount of additional capital which we will need to raise will depend on many factors, including:

  . our progress with research and development;

  . the number and breadth of our research programs;

  . our internal use of and our level of success in selling our SNP scoring products and associated technologies and services;

  . our ability to establish and maintain successful collaborations; and

  . the costs incurred by us in enforcing and defending our patent claims and other intellectual property rights.

   We believe the cash on hand will be sufficient to fund our operating costs for at least the next 12 months. However, we may need additional financing sooner if we:

  . decide to expand faster than planned;

  . develop new or enhanced services or products ahead of schedule;

  . need to respond to competitive pressures; or

  . decide to acquire complementary products, businesses or technologies.

   If we raise additional funds through the sale of equity or convertible debt or equity-linked securities, your percentage ownership in the company will be reduced. In addition, these transactions may dilute the value of our outstanding common stock. We may issue securities that have rights, preferences and privileges senior to our common stock. If we raise additional funds through collaborations or licensing arrangements, we may be forced to relinquish rights to certain of our technologies or products, or grant licenses to third parties on terms that are unfavorable to us. We may be unable to raise additional funds on terms acceptable to us. If future financing is not available to us on acceptable terms, we may not be able to fund our future needs which would have a material adverse effect on our results of operations and financial condition.

If we cannot enter into new collaborations or licensing agreements, we may be unable to develop or commercialize our technologies, products and services.

   Our strategy for developing and commercializing technologies, products and services based on our discoveries depends upon our ability to form research collaborations and licensing arrangements. As a result, we may be dependent on our collaborators and licensees for marketing of SNP scoring systems, regulatory approval and manufacturing and marketing of therapeutic and diagnostic products resulting from the application of our technologies. If we are unable to enter into such research collaborations and licensing arrangements or implement our strategy to develop and commercialize therapeutic and diagnostic products based upon our discoveries it would have a material adverse effect on our results of operation and financial condition.

 The early termination of any of our collaborations or licenses could harm our business and financial condition.

   The collaboration agreements we have with third parties may be terminated early under certain circumstances, including in the event of a material breach by us. In addition, we intend to enter into additional collaborations and licenses with third parties, who may require that we allow them to terminate their agreements with us prior to the expiration of the negotiated term under certain circumstances. If any third party were to terminate its agreement with us or otherwise fail to perform its obligations or to complete them in a timely manner, we could lose significant revenues.

 We may not be able to attract and retain consultants and scientific advisors.

   We have historically maintained relationships with consultants and scientific advisors at academic and other institutions who have conducted research on our behalf critical to the development of our technologies, products and services. The majority of these individuals have commitments to other entities and have limited time available for us. Some of these entities may also compete with us. We will need to establish new relationships with consultants and scientific advisors in our genetic diversity fields. We will have little, if any, control over the activities of any new collaborators and can expect only limited amounts of their time to be dedicated to our activities. Our ability to discover and score SNPs and commercialize products based on these discoveries will depend in part on continued collaborations with researchers at academic and other institutions. We cannot assure you that any of our existing collaborations will be successful. Further, we may not be able to negotiate acceptable collaborations in the future with additional consultants or scientific advisors at academic and other institutions.

If we do not successfully distinguish and commercialize our technologies, products and services, we may be unable to compete successfully with our competitors or to generate significant revenues.

   We are subject to significant competition from companies that are pursuing products and services that are substantially similar to our existing and proposed products and services. Many of the organizations competing with us have greater financial, manufacturing, marketing, sales distribution and technical resources than we do. In the SNP scoring field, we compete with several companies offering alternative technologies based on indirect detection of hybridization and/or labeling which differ in certain of the methods of amplification, separation of samples or detection and analysis of SNPs. We may also compete against certain of our customers, which could adversely affect our relationships with them.

   We also face significant competition in our Pharmaceutical Value Creation efforts to identify and patent medically important uses of SNPs. Many of the organizations competing with us have greater financial and technical resources. We also have limited experience working in the pharmaceutical industry and may not be able to successfully commercialize our inventions, either on our own or in partnership with others. It also may take longer than currently anticipated for SNPs and pharmacogenetics to become widely used in clinical practice, which could adversely impact our ability to realize significant revenues from our PVC business in the foreseeable future.

   We believe our future success will depend, in large part, on our ability to maintain a competitive position in the instrument and kit-based SNP scoring, pharmacogenetics and microfluidics product fields and in the SNP scoring services field. Others may make rapid technological developments which may result in our technologies, products or services becoming obsolete, before we recover the expenses incurred to develop them. Our inability to make the enhancements to our technologies necessary to compete successfully with newly emerging technologies would have a material adverse effect on our competitive position.

If we are unable to protect our proprietary methods and technologies, we may not be able to commercialize our products and services.

 If our patent applications do not result in issued patents, our competitors may obtain rights to commercialize our discoveries, which would harm our competitive position.

   Our commercial success will depend, in large part, on our ability to obtain patent protection on many aspects of our business, technologies, products and services, including the discovery and the association of particular SNPs with disease predisposition and adverse drug metabolism, and on the products, methods and services we develop. We may not be able to obtain new patents for our SNPware consumables and SNPstream systems. We intend to apply for patent protection on novel SNPs of known genes and their uses, as well as novel uses for previously identified SNPs discovered by third parties. In the latter cases, we would need a license from the holder of the patent with respect to such SNP in order to make, use or sell any related products. We may not be able to acquire such licenses on terms acceptable to us, if at all.

   Certain parties are attempting to rapidly identify and characterize genes and SNPs through the use of gene expression analysis and other technologies.
To the extent any patents issue to other parties on such partial or full-length genes or SNPs or uses for such genes or SNPs, the risk increases that the sale of products, including therapeutics, or processes developed by us or our collaborators may give rise to claims of patent infringement against us. Others may have filed and, in the future are likely to file, patent applications covering SNP uses. Any such patent application could have priority over our patent applications and could further require us to obtain rights to previously issued patents covering SNP uses. We cannot assure you that any license that we may require under any such patents will be made available to us on commercially acceptable terms, if at all.

 The scope of our issued patents may not provide us with adequate protection of our intellectual property, which would harm our competitive position.

   Any issued patents that cover our proprietary technologies may not provide us with substantial protection or be commercially beneficial to us. The issuance of a patent is not conclusive as to its validity or its enforceability. The US Patent and Trademark Office may invalidate one or more of our patents. In addition, third parties may have patents of their own which could, if asserted, prevent us from practicing our proprietary technologies, including the methods we use to conduct SNP scoring. If we are otherwise unable to practice our patented technologies, we may not be able to commercialize our technologies, products or services and our competitors could commercialize our technologies.

 Our success will depend partly on our ability to operate without misappropriating the intellectual property rights of others.

   We may be sued for infringing, or may initiate litigation to determine that we are not infringing, on the intellectual property rights of others. For example, we have recently commenced an action against St. Louis University seeking declaratory judgment of non-infringement, invalidity and non-enforcement with respect to a patent controlled by St. Louis University. Intellectual property litigation is costly, and could adversely affect our results of operations. If we do not prevail in any intellectual property litigation, in addition to any damages we might have to pay, we could be required to stop the infringing activity, or obtain a license to or design around the intellectual property in question. If we are unable to obtain a required license on acceptable terms, or are unable to design around any third party patent, we may be unable to sell some of our products and services, which would result in reduced revenues.

 We may need to initiate lawsuits to protect or enforce our patents and other intellectual property rights, which could result in the forfeiture of these rights.

   In order to protect or enforce our patent rights, we may need to initiate patent litigation against third parties. These lawsuits could be expensive, take significant time, and could divert management's attention from other business concerns. These lawsuits could result in the invalidation or a limitation in the scope of our patents or forfeiture of the rights associated with our patents. We cannot assure you that we will prevail in the St. Louis University action or in any future litigation or that a court will not find damages or award other remedies in favor of the opposing party in any of these suits. During the course of these suits, there may be public announcements of the results of hearings, motions and other interim proceedings or developments in the litigation. Securities analysts or investors may perceive these announcements to be negative, which would likely cause the market price of our stock to decline.

 Other rights and measures that we rely upon to protect our intellectual property may not be adequate to protect our products and services and could reduce our ability to compete in the market.

   In addition to patents, we rely on a combination of trade secrets, copyright and trademark laws, non-disclosure agreements and other contractual provisions and technical measures to protect our intellectual property rights. While we require employees, collaborators, consultants and other third parties to enter into confidentiality and/or non-disclosure agreements where appropriate, any of the following could still occur:

  . the agreements may be breached;

  . we may have inadequate remedies for any breach;

  . proprietary information could be disclosed to our competitors; or

  . others may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets or disclose such technologies.

   If for any of the above reasons our intellectual property is disclosed or misappropriated, it would harm both our ability to protect our rights and our competitive position.

Future acquisitions or investments could disrupt our ongoing operations, increase our expenses and adversely affect our revenues.

   Since September 1998, we have acquired Molecular Tool, a developer of SNP technologies, as well as GeneScreen and Cellmark, both providers of genetic diversity testing services. Although we have no commitments or agreements with respect to any additional acquisitions at present, we anticipate that a portion of our future growth may be accomplished by acquiring existing businesses. Factors that will affect the success of any acquisition we might make include our ability to integrate acquired personnel, operations, products and technologies into our organization effectively, to motivate key personnel and to retain customers of acquired businesses. We may not be able to identify suitable acquisition opportunities, obtain any necessary financing for such acquisitions on acceptable terms or successfully integrate acquired personnel and operations. These difficulties could disrupt our ongoing business, distract our management and employees, increase our expenses and materially and adversely affect our revenues.

Our failure to comply with applicable government and industry regulations may affect our ability to develop, produce, or market our potential products and services and may adversely affect our results of operations.

   Our research and development, manufacturing and service activities involve the controlled use of hazardous materials and chemicals and patient samples. We are subject to federal, state, local, UK and European laws and regulations governing the use, storage, handling and disposal of such materials and certain waste products, as well as the conveyance, processing, and storage of and data on patient samples. Further, we are subject to CLIA as a result of our recent acquisition of three GeneScreen laboratories and the Cellmark laboratory. CLIA imposes certain certification requirements on all clinical laboratories performing tests on human specimens for the purpose of providing information for the diagnosis, prevention or testing of any diseases. In addition, we are subject to the European Directive 98/79/EC as a result of our acquisition of the Cellmark Laboratory. European Directive 98/79/EC imposes certain requirements in connection with Cellmark's sale of gene diagnostic kits. Although we believe we comply in all material respects with the standards prescribed by federal, state, local, UK and European laws and regulations, if we fail to comply with applicable laws or regulations, including CLIA and European Directive 98/79/EC, or if an accident occurs, we could be required to pay penalties or be held liable for any damages that result and this liability could exceed our financial resources.

   All three of our GeneScreen laboratories must comply with various industry regulations and accreditation standards in order to continue to provide our paternity testing, forensic testing and bone marrow typing services. For example, our GeneScreen laboratories have obtained accreditation from the American Association of Blood Bank in order to provide paternity testing, from the National Forensic Science Testing Center in order to provide criminal forensic testing services and from the American Society of Histocompatibility and Immunology in order to provide bone marrow donor typing services. In addition, our Cellmark laboratory must comply with various industry regulations and accreditation standards in order to provide paternity and forensic testing services. For example, our Cellmark laboratory has obtained accreditation from a Notified Body (SGC Yarsley ICS) and the United Kingdom Accreditation Service and a registration from the Ministry of Agriculture, Fisheries and Food in order to provide paternity and forensic testing services. In addition, Cellmark must comply with regulations applicable to the marking of its products. We cannot assure you that we will be able to maintain our accreditations with any of these authorities or comply with the regulations applicable to the marking of Cellmark products. If we fail to comply with the applicable regulations promulgated by any of these agencies or if we were to lose our accreditation by any of them, the relevant authority could require us to close our laboratories, which could eliminate or significantly reduce the revenues supporting our GeneScreen or Cellmark business.

The sale of our SNPware consumables and SNPstream instruments involves a lengthy and expensive sales cycle that may not result in sales.

   Our ability to obtain customers for our SNPware consumables and SNPstream instruments will depend in significant part upon the perception that our products and services can help accelerate or improve drug discovery and development efforts or have beneficial effects on human health. Our average sales cycle is lengthy due to the education effort that is required to effectively sell the benefits of our products and services to a variety of constituencies within prospective customers, including research and development personnel and key management. As a result, in many instances we may expend significant human and capital resources to market our products without any resulting sales.

If our customers fail to accurately prepare DNA samples for use with our SNPware and SNPstream product line or for analysis at our MegaSNPatron facility, our products and services may fail to produce accurate results.

   Before using our SNPstream product line and MegaSNPatron SNP scoring service facility, customers must prepare samples by following several steps that are prone to human error, including DNA isolation and DNA segment amplification. If they do not prepare DNA samples appropriately, our SNPstream products and MegaSNPatron SNP scoring service will not generate an accurate reading. Alternatively, they may achieve lower levels of throughput than the levels for which our system was designed. If our customers generate inaccurate readings or are unable to achieve expected levels of throughput, they may not continue to purchase our consumables, instruments or services, which could materially and adversely affect our revenues.

We may be held liable for any inaccuracies associated with our research and DNA testing services, which may require us to defend ourselves in costly litigation.

   Our clinical laboratory testing centers provide pharmacogenetic, forensic and paternity testing services. Claims may be brought against us for false identification of paternity or other inaccuracies. Litigation of these claims can be costly. We could expend significant funds during any litigation proceeding brought against us. Further, if a court were to require us to pay damages to a plaintiff, the amount of such damages could significantly harm our financial condition.

If our vendors fail to supply us with components for which availability is limited, we may experience delays in our product development and commercialization.

   Certain key components of our SNP scoring and microfluidic chip system technologies are currently available only from a single source or a limited number of sources. We currently rely on outside vendors to manufacture certain components of our SNPstream system and certain reagents we provide in our SNPware kits. Some or all of these key components may not continue to be available in commercial quantities at acceptable costs. For example, we have an agreement with Beckman Coulter under which they supply us with the components of our SNPstream system, and with NEN Life Sciences (now known as PerkinElmer) under which they supply us with some of the key reagents contained in our SNPware kits. We rely on third parties to provide DNA samples to us and to perform DNA synthesis. It could be time consuming and expensive for us to seek alternative sources of supply. Consequently, if any events cause delays or interruptions in the supply of our components, we may not be able to supply our customers with our products and services on a timely basis which would adversely affect our results of operations. We also currently rely on DNA and oligonucleotides provided by suppliers and rely on other third parties to perform DNA synthesis for us. A steady supply of oligonucleotides is essential for both our internal and our external scoring needs. The market for custom oligonucleotide synthesis is dominated by only six producers of oligonucleotides. We currently have one source of supply for our oligonucleotides and our business and financial condition would be adversely affected if our existing supplier were to fail to provide us with the quantity or quality of components we require in order to perform obligations under our agreements with third parties in a timely manner. To the extent that our supplier fails to meet our requirements completely or consistently, we may need to enter a new agreement with another supplier, the terms of which may not be as favorable toward us as our existing supply agreement.

If we fail to retain our key personnel and hire, train and retain qualified employees, we may not be able to compete effectively, which could result in reduced revenues.

   Our future success will depend on the continued services and on the performance of our senior management, in particular the services of:

  . Dale R. Pfost, Ph.D., our Chairman of the Board, President and Chief
    Executive Officer; and

  . Donald R. Marvin, our Senior Vice President, Chief Operating Officer and
    Chief Financial Officer.

   If either of Dr. Pfost or Mr. Marvin were to be hired away from us by a competitor, or if for any reason they could not continue to work for us, we would have difficulty hiring officers with equivalent skills in general and financial management. We do not currently carry "key man" life insurance, so the loss of the services of either of these individuals could seriously impair our ability to operate or to compete in our industry.

   In addition, our researchers, scientists and technicians have significant experience in research and development related to genetic diversity. If we were to lose these employees to our competitors, we could spend a significant amount of time and resources to replace them, which could impair our research and development efforts. Further, in order to scale-up our manufacturing capability and to further our research and development efforts, we will need to hire, train, and retain additional research, scientific, and technical personnel. If we are unable to do so, we may experience delays in the research, development and commercialization of our technologies, products and services.

                  Risks Related to the Biotechnology Industry

Public opinion regarding ethical issues surrounding the use of genetic information may adversely affect demand for our products.

   Public opinion regarding ethical issues related to the confidentiality and appropriate use of genetic testing results may influence governmental authorities to call for limits on, or regulation of the use of, genetic testing. In addition, such authorities could prohibit testing for genetic predisposition to certain conditions, particularly for those that have no known cure. Any of these scenarios could reduce the potential markets for our products, which could materially and adversely affect our revenues.

Commercializing pharmaceutical products has associated risks, including compliance with pre-clinical and clinical testing and manufacturing regulations.

   Although it is likely to be years before we develop any potential pharmaceutical products, any future products will require significant research, development and pre-clinical and clinical testing before we submit any regulatory application for their commercial use. If we were to undertake any of these activities without the collaboration of others, we would have to expend significant funds. Any of our potential pharmaceutical products will be subject to the risks of failure inherent in the development of pharmaceutical products based on new technologies. These risks include the following possibilities:

  . that potential pharmaceutical products will be found to be unsafe, non-efficacious or otherwise fail to receive necessary regulatory clearances;

  . that the products, if safe and efficacious, will be difficult to manufacture on a large scale or uneconomical to market;

  . that proprietary rights of third parties will preclude us or our collaborative partners from marketing such products; or

  . that third parties will market superior or equivalent products.

   If we have difficulty managing these risks, we may not be able to develop any commercially viable products. In addition, clinical trials or marketing of any such potential pharmaceutical products may expose us to liability claims from the use of such pharmaceutical products. We may not be able to obtain product liability insurance or, even if we do, any coverage we obtain could be insufficient or costly. In addition, should we choose to manufacture or to develop pharmaceutical products ourselves, we will have to make significant investments in pharmaceutical product development, marketing, sales and regulatory compliance resources, and we will have to establish or contract for the manufacture of products under the regulations of the FDA regarding good manufacturing practices. We cannot assure you that we will be able to develop or commercialize successfully any potential pharmaceutical products.

                     Risks Associated With Our Common Stock

Future issuance of our preferred stock may dilute the rights of our common stockholders.

   Our Board of Directors has the authority to issue up to 5,000,000 shares of preferred stock and to determine the price, privileges and other terms of these shares. The Board of Directors may exercise this authority without any further approval of our stockholders. The rights of the holders of common stock may be adversely affected by the rights of the holders of our preferred stock that may be issued in the future.

We have various mechanisms in place that you as a stockholder may not consider favorable, which may discourage takeover attempts.

   Certain provisions of our certificate of incorporation and by-laws, as well as Section 203 of the Delaware General Corporation Law, may discourage, delay or prevent a change in control of our company, even if the change of control would be beneficial to stockholders. These provisions include:

  . authorizing the issuance of "blank check" preferred stock that could be designated and issued by our Board of Directors to increase the number of outstanding shares and thwart a takeover attempt;

  . creating a classified Board of Directors with staggered, three-year terms, which may lengthen the time required to gain control of our Board of Directors;

  . prohibiting cumulative voting in the election of directors, which will allow a majority of stockholders to control the election of all directors;

  . requiring super-majority voting to effect certain amendments to our
    certificate of incorporation and   by-laws;

  . limiting who may call special meetings of stockholders;

  . prohibiting stockholder action by written consent, which requires all actions to be taken at a meeting of stockholders; and

  . establishing advance notice requirements for nominations of candidates for election to the Board of Directors or for proposing matters that can be acted upon by stockholders at stockholder meetings.

   In addition, our stock incentive plans may discourage, delay or prevent a change in control of our company.

Our stock price has been and likely will continue to be volatile and your investment may suffer a decline in value.

   The market prices for securities of companies quoted on The Nasdaq Stock Market, including our own, have in the past been, and are likely to continue in the future to be, very volatile. The Nasdaq Composite Index has significantly declined since our initial public offering in May 2000 and remains very volatile with the decline and volatility of market prices for securities of companies quoted on The Nasdaq Stock Market. The market price of our common stock has been and likely will continue to be subject to substantial volatility depending upon many factors, many of which are beyond our control, including:

  . announcements regarding the results of discovery efforts by us or our competitors;

  . announcements regarding the acquisition of technologies or companies by us or our competitors;

  . changes in our existing strategic alliances or licensing arrangements or formation of new alliances or arrangements;

  . technological innovations or new commercial products developed by us or our competitors;

  . changes in our intellectual property portfolio;

  . developments or disputes concerning our proprietary rights;

  . issuance of new or changed securities analysts' reports and/or recommendations applicable to us;

  . additions or departures of our key personnel;

  . operating losses by us;

  . actual or anticipated fluctuations in our quarterly financial and operating results and degree of trading liquidity in our common stock;

  . continued economic uncertainty with respect to valuation of certain technology companies and other market conditions.

   We cannot assure you that your initial investment in our common stock will not fluctuate significantly. One or more of these factors could significantly harm our business and cause a decline in the price of our common stock in the public market, which would adversely affect our business and financial operations.

Our directors, executive officers and principal stockholders will have substantial control over our affairs.

   As of December 31, 2000, our directors, executive officers and principal stockholders beneficially own, in the aggregate, approximately 34% of our common stock. These stockholders, acting together, will have the ability to exert substantial influence over all matters requiring approval by our stockholders. These matters include the election and removal of our directors and any merger, consolidation or sale of all or substantially all of our assets. In addition, they may dictate the management of our business and affairs. This concentration of ownership could have the effect of delaying, deferring or preventing a change in control, or impeding a merger or consolidation, takeover or other business combination of which you might otherwise approve.

               SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

   This prospectus, any prospectus supplement, and the documents incorporated by reference in this prospectus contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks and uncertainties, such as statements concerning:

  . our growth and future operating results;

  . the discovery and development of products;

  . developments in our markets and strategic focus;

  . new products;

  . potential acquisitions and our integration of acquired businesses, products and technologies;

  . our strategic alliances;

  . our intellectual property;

  . our manufacturing, marketing, sales and distribution capabilities; and

  . future economic, business and regulatory conditions.

   We may, in some cases, use words such as "project," "believe," "anticipate," "plan," "expect," "estimate," "intend," "should," "would," "will," "could" or "may," or other words that convey uncertainty of future events or outcomes to identify forward-looking statements. There are a number of important factors that could cause our actual results to differ materially from the results indicated by the forward-looking statements that we include or incorporate by reference in this prospectus. These important factors include, among others, the factors that we identify and outline under "Risk Factors" in this prospectus and in the documents we incorporate by reference in this prospectus. You should read these factors and the other cautionary statements that we make in this prospectus and in the documents we incorporate by reference as being applicable to all related forward-looking statements that we make in this prospectus and in the documents we incorporate by reference.

                              SELLING STOCKHOLDERS

   The following table lists the selling stockholders and other information regarding the beneficial ownership of the common stock by each of the selling stockholders as of February 15, 2001. The information provided in the table below has been obtained from the selling stockholders. The selling stockholders may sell all, some or none of their shares in this offering. See "Plan of Distribution."

   The selling stockholders have represented to us that they purchased the common stock for their own account for investment only and not with a view toward selling or distributing the shares, except through sales registered under the Securities Act or exemptions. We agreed with the selling stockholders to file this registration statement to register the resale of the common stock. We agreed to prepare and file all necessary amendments and supplements to the registration statement to keep it effective until February 12, 2002.

   The following table shows information, as of February 15, 2001, with respect to the selling stockholders and the principal amounts of our common stock they beneficially own and the number of shares that may be offered under this prospectus. The information is based on information provided by or on behalf of the selling stockholders.

   The selling stockholders may offer all, some or none of the common stock. Thus, we cannot estimate the amount of the common stock that will be held by the selling stockholders upon termination of any sales. None of the selling stockholders has had any material relationship with us or our affiliates within the past three years, except as described below.

                                                                 Shares Owned
                              Shares Owned                     After Completion
                           Prior to Offering                   of the Offering(2)
                          --------------------    Maximum     ----------------------
   Name and Title of                             Number of
  Selling Stockholder      Number   Percent(1) Shares Offered Number     Percent(1)
  -------------------     --------- ---------- -------------- ---------- -----------
OrbiMed Advisors          2,473,117    7.3%      2,473,117             0          0%
 LLC(3).................
  767 Third Avenue, 6th
   Floor
  New York, NY 10017
Oracle Strategic
 Partners, LP(4)........  2,150,000    6.4%      2,150,000             0          0%
  712 5th Avenue, 45th
   Floor
  New York, NY 10019
Larry Abrams............     35,055      *          35,055             0          0%
Charles J. Abronson.....      1,226      *           1,226             0          0%
John Aceti..............        512      *             512             0          0%
Affymetrix, Inc.(5).....  1,005,897    3.0%      1,005,897             0          0%
Alcyon Ltd..............        504      *             504             0          0%
Robert Alpert...........        981      *             981             0          0%
Steve Anderson(6).......     35,155      *          25,636         9,519          *
AstraZeneca UK
 Limited(7).............    222,980      *         222,980             0          0%
Banc One Capital
 Partners...............      3,057      *           3,057             0          0%
Raymond L. Bank.........        799      *             111           688          *
Leroy H. Barlow.........        611      *             611             0          0%
Barracuda Invest AS.....     26,290      *          26,177           113          *
Frank Bennett...........        351      *             351             0          0%
Francis Bonsal, Jr.(8)..     53,051      *          53,051             0          *
Estate of Earl M.
 Brown..................     46,283      *          22,000        24,283          *
Keith Brown(9)..........    275,234      *         236,966        38,268          *
Tamara Brown(10)........      9,262      *           7,065         2,197          *
Richard Bryan...........         51      *              51             0          0%
Beth Burnham TTEE Beth
 Burnham Trust of 1993..        785      *             785             0          0%
Bruce Burnham TTEE Bruce
 Burnham Trust of 1992..        785      *             785             0          0%

                                                                  Shares Owned
                              Shares Owned                      After Completion
                           Prior to Offering                   of the Offering(2)
                          --------------------    Maximum     --------------------
   Name and Title of                             Number of
  Selling Stockholder      Number   Percent(1) Shares Offered  Number   Percent(1)
  -------------------     --------- ---------- -------------- --------- ----------
Burrill AgBio Capital
 Fund, LP...............    444,444    1.3%       444,444             0      0%
J. Donald Capra.........     17,198      *         17,198             0      0%
Catskill Company Ltd....      2,452      *          2,452             0      0%
Webster K. Cavenee......      1,233      *          1,233             0      0%
George V. Charbonneau,
 Jr.....................      1,171      *            171         1,000      *
Chesterfield
 Associates.............         40      *             40             0      0%
Andrew F. Clark.........        213      *            213             0      0%
Peter Coyle.............        730      *            730             0      0%
Timothy Davis...........      1,825      *          1,825             0      0%
Geregory Deffley........        351      *            351             0      0%
Robert R. Demers........      2,733                 2,733             0      0%
John Doskoczynski.......        351                   350             1      *
Durham Ressources Ltd...    330,658    1.0%       330,658             0      0%
EB Finance Co.,
 Ltd.(11)...............    877,667      *        775,000       102,667      *
Michael Ettenberg.......      2,525      *          2,525             0      0%
Christine R.
 Filidoro(12)...........     14,592      *         11,439         3,153      *
Fishers Island
 Partners...............     11,111      *         11,111             0      0%
William Clay Ford Jr....      2,466      *          2,466             0      0%
Walter Foxworth.........      2,452      *          2,452             0      0%
Susan Gauff.............      1,500      *          1,500             0      0%
Ann Devon Giacalone.....      7,643      *          7,643             0      0%
John W. Glynn...........      2,105      *          2,105             0      0%
Philip Goelet,
 Ph.D.(13)..............    574,686    1.7%       569,639         5,047      *
Edward Gudusky..........        368      *            368             0      0%
Mary Lou Hamilton.......        245      *            245             0      0%
Sheila Hamp.............      2,466      *          2,466             0      0%
The John A. Hartford
 Foundation.............    136,205      *        100,000        36,205      *
Jacob P. Hasili.........        351      *            351             0      0%
Kay Roberts Hawthorne...        491      *            491             0      0%
Grace M. Hay............        305      *            291            14      *
Jess Hay................        491      *            491             0      0%
Wen Ho..................      1,054      *          1,054             0      0%
S. Roger Horchow........     38,466      *         38,466             0      0%
Jasdec Partners.........      1,570      *          1,570             0      0%
Grezegorg
 Kaganowicz(14).........      6,825      *          5,304         1,521      *
Tamara Kalmanovich......        351      *            351             0      0%
Kathleen D. Kinka.......        182      *              6           176      *
Christina M. Knoedler...        310      *            210           100      *
Elizabeth F. Kontulis...        504      *            504             0      0%
Por Hsuing Lai(15)......  1,148,665    3.4%       133,332     1,015,333    3.4%
Prince Lal..............        379      *            379             0      0%
Aaron Levine............      1,571      *          1,571             0      0%
Liniem S.A..............    133,334      *        133,334             0      0%
John Margican...........         27      *             27             0      0%
Patricia C. Maske.......        585      *             85           500      *
Evergreen Securities
 Inc. Cust. For William
 S. McAffee IRA.........        491      *            491             0      0%
Sterling E. McBride.....      2,879      *          2,879             0      0%

                                                                 Shares Owned
                              Shares Owned                     After Completion
                           Prior to Offering                  of the Offering(2)
                          --------------------    Maximum     ------------------
   Name and Title of                             Number of
  Selling Stockholder      Number   Percent(1) Shares Offered Number  Percent(1)
  -------------------     --------- ---------- -------------- ------- ----------
Doris R. McCallus.......        117      *              17        100      *
Thomas C. McConnell.....        873      *             873          0      0%
Merifin Capital N.V.....    223,753      *         190,557     33,196      *
Leslie Priddy Moffitt...        613      *             613          0      0%
Joe Moran--401K.........     66,670      *          66,670          0      0%
Richard Moroney.........      7,279      *           2,277      5,002      *
Martha F. Morse.........      2,466      *           2,466          0      0%
National Academy of
 Science................      1,008      *           1,008          0      0%
NeoMed Innovation(16)...    300,263      *         292,763      7,500      *
Adair Newhall...........         62      *              62          0      0%
Amy Liebno Newhall......         62      *              62          0      0%
Ashton Newhall..........         62      *              62          0      0%
Charles W. Newhall III..      5,712      *           5,712          0      0%
Kerry D. O'Mara.........      1,199      *           1,199          0      0%
Oxford Bioscience
 Partners(17)...........    522,492    1.6%        397,492    125,000      *
Ronald Pagodin..........        351      *             351          0      0%
Paul F. Pelka...........      1,540                    825        715      *
Dale R. Pfost,
 Ph.D.(18)..............    337,502    1.0%        101,833    235,669      *
David Pfost.............      3,335      *           3,335          0      0%
Fred Pfost & JoAnn
 Pfost..................      4,500      *           4,500          0      0%
President Life Sciences
 Cayman Co., Ltd.(19)...  1,148,665    3.4%      1,000,000    148,665      *
Randy Priddy Irrevocable
 Trust..................        613      *             613          0      0%
Robert T. Priddy........      2,989      *           2,989          0      0%
Estate of Charles N.
 Prothro(20)............     61,371      *          45,520     15,851      *
Joe N. Prothro(21)......        981      *             981          0      0%
Mark H. Prothro(22).....        736      *             736          0      0%
Dorsey B. Ray...........        245      *             245          0      0%
Rosalyn B. Ritts........      7,366      *           7,366          0      0%
Douglas C. Roberts Trust
 DTD 1/28/72............        818      *             818          0      0%
J. Liston Roberts.......        491      *             491          0      0%
Anne Robinson...........        351      *             351          0      0%
Rolling Stone LLC.......      2,452      *           2,452          0      0%
Scherner Investments
 Limited................    334,200    1.0%        334,200          0      0%
Anton Schujko...........        905      *             905          0      0%
Walter P. Sjursen.......         50      *              50          0      0%
SmithKline Beecham
 Corporation(23)........  1,099,366    3.3%        575,103    524,263    1.6%
Paul J. Stabile.........     10,258      *           2,208      8,050      *
Margaret Mary Stroock...        491      *             491          0      0%
Josette Tatler..........        368      *             368          0      0%
Anthony Tocci...........         27      *              27          0      0%
US Bank as CF Meyer
 Memorial Trust dtd
 6/24/82................      4,032      *           4,032          0      0%
WPG-Farber(24)..........  1,111,111    3.3%      1,111,111          0      0%
Norman Winarsky.........      3,775      *           3,775          0      0%
Woodwind Associates.....      2,452      *           2,452          0      0%

---------------------
*  Less than one percent.
 (1) Percentage of ownership prior to the offering is based on 33,443,293 shares of common stock outstanding on February 15, 2001.

 (2) Number of shares and percentage after completion of the offering assumes that all of the shares held by the selling stockholders and being offered under this prospectus are sold, that the shares are sold to unaffiliated third parties and that the selling stockholders acquire no additional shares of common stock before completion of this offering.
 (3) Represents 807,749 shares of common stock held by Eaton Vance Worldwide Health Sciences Fund, 100,000 shares of common stock subject to a currently exercisable warrant held by Eaton Vance Worldwide Health Sciences Fund, 410,254 shares of common stock held by Finsbury Worldwide Pharmaceutical Trust, 100,000 shares of common stock subject to a currently exercisable warrant held by Finsbury Worldwide Pharmaceutical Trust, 526,782 shares of common stock held by PHARMAw/HEALTH, 75,000 shares of common stock subject to a currently exercisable warrant held by PHARMAw/HEALTH, 74,074 shares of common stock held by Caduceus Capital II, L.P., 148,148 shares held by Winchester Global Trust Company Limited as Trustee For Caduceus Capital Trust, 222,222 shares of common stock held by Hare & Co. for the benefit of Finsbury Worldwide Pharmaceutical Trust and 8,888 shares of common stock subject to a currently exercisable option held by OrbiMed Advisors LLC. OrbiMed Advisors LLC is the investment advisor for each of these funds, whose Managing Member, Samuel D. Isaly, has sole authority to vote such shares. However, Mr. Isaly disclaims any beneficial ownership in the shares of common stock held by the funds managed by OrbiMed Advisors LLC, except to the extent of his pecuniary interest in such shares, if any. Mr. Isaly serves as a member of our Board of Directors.
 (4) Larry Fineberg, who is a general partner of Oracle Strategic Partners, LP, has the authority to vote such shares. However, Mr. Fineberg disclaims any beneficial ownership in the shares of common stock held by Oracle Strategic Partners, LP, except to the extent of his pecuniary interest in such shares, if any.
 (5) Includes 889 shares of common stock subject to currently exercisable options, 800 shares held by Clara K. Anderson and 800 shares held by David
     K. Anderson, Mr. Anderson's two minor children. Mr. Anderson serves as a consultant on our Medical Advisory Board and our Scientific Advisory Board.
 (6) We have entered into a collaboration agreement with Affymetrix for the development and manufacturing of kits.
 (7) We have entered into a SNP collaboration agreement with AstraZeneca for genotyping services. In addition, in February 2001 we purchased our Cellmark division from AstraZeneca.
 (8) Prior to our acquisition of GeneScreen, Inc. in December 1999, Mr. Bonsal served as a member of GeneScreen's Board of Directors.
 (9) Includes 16,154 shares of common stock subject to currently exercisable options. Mr. Brown also beneficially owns approximately half of the shares held in the Estate of Earl M. Brown. Mr. Brown serves as Vice President of our GeneScreen division, and prior to our acquisition of GeneScreen, Inc. in December 1999, Mr. Brown also served as the GeneScreen's President and Chairman of the Board of Directors.
(10) Includes 1,850 shares of common stock subject to currently exercisable options. Ms. Brown is employed by GeneScreen, Inc., our wholly-owned subsidiary.
(11) Includes 77,667 shares of common stock subject to a currently exercisable warrant.
(12) Includes 2,592 shares of common stock subject to currently exercisable options. Ms. Filidoro is an employee of GeneScreen, Inc., our wholly-owned subsidiary.
(13) Includes 4,247 shares of common stock subject to currently exercisable options. Mr. Goelet served on the Board of Directors of GeneScreen, Inc. prior to our acquisition of the company in December 1999. Currently, Mr. Goelet is a consultant who serves as a member of our Scientific Advisory Board.
(14) Includes 521 shares of common stock subject to currently exercisable options and 1,000 shares of common stock subject to currently exercisable warrants.
(15) Includes 8,667 shares of common stock subject to a currently exercisable warrant, 6,666 shares of common stock subject to a currently exercisable option, 22,222 shares held by Chao Hsiung Hsu, 22,222 shares held by Chern Hsiung Lai, 22,222 shares held by Tse Hsiung Lai, 22,222 shares held by Yen Yueg Lai, 22,222 shares held by Yin Hsiung Lai and 1,000,000 shares held by President Life Sciences Cayman

    Co., Ltd. Dr. Lai has authority to vote such shares. However, Dr. Lai disclaims any beneficial ownership in the shares of common stock held by Chao Hsiung Hsu, Chern Hsiung Lai, Tse Hsiung Lai, Yen Yueng Lai, Yin Hsiung Lai and President Life Sciences Cayman Co., Ltd., except to the extent of his pecuniary interest in such shares if any. Dr. Lai serves as a consultant regarding our business opportunities in the greater China region. Please also see footnote #19.
(16) Includes 7,500 shares of common stock subject to currently exercisable warrants.
(17) Includes 109,076 shares of common stock held by Oxford Bioscience Partners (Bermuda) II Limited Partnership, 34,302 shares of common stock subject to warrants currently exercisable by Oxford Bioscience Partners (Bermuda) II Limited Partnership, 142,862 shares of common stock held by Oxford Bioscience Partners (GS adjunct) II Limited Partnership, 44,926 shares of common stock subject to warrants currently exercisable by Oxford Bioscience Partners (GS adjunct) II Limited Partnership, 145,554 shares of common stock held by Oxford Bioscience Partners II, L.P. and 45,772 shares of common stock subject to warrants currently exercisable by Oxford Bioscience Partners II, L.P. Dr. Alan G. Walton, the general partner of each of these funds, has sole authonrity to vote such shares. However, Dr. Walton disclaims any beneficial ownership in the shares of common stock held by Oxford Biosciences Partners, except to the extent of his pecuniary interest in such shares, if any.
(18) Includes 225,111 shares of common stock subject to currently exercisable options, 2,500 shares held by Dr. Pfost's wife individually, and 2,500 shares held jointly by Dr. Pfost's wife and minor son.
(19) Includes 8,667 shares of common stock subject to a warrant currently exercisable by Dr. Lai, 6,666 shares of common stock subject to an option currently exercisable by Dr. Lai, 22,222 shares of common stock held by Dr. Lai, 22,222 shares held by Chao Hsiung Hsu, 22,222 shares held by Chern Hsiung Lai, 22,222 shares held by Tse Hsiung Lai, 22,222 shares held by Yen Yueng Lai and 22,222 shares held by Yin Hsiung Lai. Dr. Lai has the authority to vote these shares. Dr. Lai is the President of the President Life Sciences Cayman Co., Ltd. and has sole authority to vote such shares. However, Dr. Lai disclaims any beneficial ownership in the shares of common stock held by President Life Sciences Cayman Co., Ltd. Chao Hsuing Hsu, Chern Hsiung Lai, Tse Hsiung Lai, Yen Yeung Lai and Yin Hsiung Lai, except to the extent of his pecuniary interest in such shares, if any. Dr. Lai serves as a consultant regarding our business opportunities in the greater China region. Please also see footnote #15.
(20) Mark H. Prothro and Joe N. Prothro are the co-executors of the Estate of Charles N. Prothro and as such have the authority to vote such shares.
(21) Does not include shares held by the Estate of Charles N. Prothro. Mr. Prothro is the co-executor of the estate.
(22) Does not include shares held by the Estate of Charles N. Prothro. Mr. Prothro is the co-executor of the estate.
(23) Includes 138,000 shares of common stock subject to a currently exercisable warrant and 438,183 shares of common stock held by SmithKline Beecham plc. We have entered into a license agreement and a service agreement with SmithKline Beecham related to our SNPstream technology.
(24) Represents 916,627 shares of common stock held by WPG-Farber, Present Fund, L.P., 106,542 shares of common stock held by WPG-Farber, Present QP Fund, L.P., 31,676 shares of common stock held by WPG-Farber, Present Institutional Fund, L.P. and 56,266 shares of common stock held by WPG-Farber, Present Overseas Fund, L.P. Michael E. Singer is the General Counsel and Managing Director of each of these funds, and has authority to vote such shares.

                                USE OF PROCEEDS

   Unless indicated otherwise in the applicable prospectus supplement, we intend to use the net proceeds from this offering for general corporate purposes, including our internal discovery and development programs and the development of new technologies, general working capital and possible future acquisitions.

   We have not determined the amounts we plan to spend on any of the areas listed above or the timing of these expenditures. As a result, our management will have broad discretion to allocate the net proceeds from this offering. Pending application of the net proceeds as described above, we intend to invest the net proceeds of the offering in short-term, investment-grade, interest-bearing securities.

   We will not receive proceeds from any sale of common stock by selling stockholders.

                       RATIO OF EARNINGS TO FIXED CHARGES

   Earnings were insufficient to cover fixed charges by approximately the following amounts for the years ended as set forth below:

                                                Year ended December 31,
                                         -------------------------------------
                                                    (in thousands)
                                          2000    1999    1998    1997   1996
                                         ------- ------- ------- ------ ------
Deficiency of earnings to cover
 charges................................ $47,867 $28,220 $11,479 $9,928 $1,124

   "Fixed charges" consists of:

  . interest expense plus the portion of rent expense under operating leases deemed by us to be representative of the interest factor, and

  . amoritization of debt issuance costs.

                          THE SECURITIES WE MAY OFFER

   The descriptions of the securities contained in this prospectus, together with the applicable prospectus supplements, summarize all the material terms and provisions of the various types of securities that we may offer. We will describe in the applicable prospectus supplement relating to any securities the particular terms of the securities offered by that prospectus supplement. If we indicate in the applicable prospectus supplement, the terms of the securities may differ from the terms we have summarized below. We will also include in the prospectus supplement information, where applicable, about material United States federal income tax considerations relating to the securities, and the securities exchange, if any, on which the securities will be listed.

                          DESCRIPTION OF CAPITAL STOCK

   The following description of our capital stock and certain provisions of our certificate of incorporation and by-laws is a summary and are qualified in its entirety by the provisions of our certificate of incorporation and by-laws.

   Our authorized capital stock consists of 100,000,000 shares of common stock, par value of $.001 per share, and 5,000,000 shares of preferred stock, par value of $.001 per share.


Common Stock

   Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock have no preemptive, subscription, redemption or conversion rights and are not subject to future calls or assessments by us. No sinking fund provisions apply to our common stock. All outstanding shares are fully-paid and non-assessable. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in assets available for distribution, subject to prior distribution rights of preferred stock, if any, then outstanding. Holders of common stock are entitled to receive proportionately any such dividends declared by the board of directors, out of legally available funds for the dividends subject to the rights of the holders of our preferred stock and any preferences that may be applicable to any other then outstanding preferred stock. See "Shares Eligible for Future Sale."

Preferred Stock

   Our Board of Directors is authorized to issue up to 5,000,000 shares of preferred stock in one or more series without stockholder approval. Our Board of Directors also has discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each series of preferred stock.

   The purpose of authorizing our Board of Directors to issue preferred stock in one or more series and determine the number of shares in the series and its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. Examples of rights and preferences that the Board of Directors may fix are (1) dividend rights, (2) dividend rates, (3) conversion rights, (4) voting rights, (5) terms of redemption, including sinking price or prices, and (6) liquidation preferences. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire, or could discourage a third party from acquiring, a majority of our outstanding voting stock. The rights of holders of our common stock described above, including economic rights, will be subject to, and may be adversely affected by, the rights of any preferred stock that we may designated and issue in the future.

   We will incorporate by reference as an exhibit to the registration statement which includes this prospectus the form of any certificate of designation which describes the terms of the series of preferred stock we are offering before the issuance of the related series of preferred stock. This description will include:

    . the title and stated value;

    . the number of shares we are offering;

    . the liquidation preference per share;

    . the purchase price;

    . the dividend rate, period and payment date, and method of calculation for dividends;

    . whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

    . the procedures for any auction and remarketing, if any;

    . the provisions for a sinking fund, if any;

    . .the provisions for redemption or repurchase, if applicable, and any restrictions on our ability to exercise those redemption and repurchase rights;

    . any listing of the preferred stock on any securities exchange or market;

    . whether the preferred stock will be convertible into our common stock, and, if applicable, the conversion price, or how it will be calculated, and the conversion period;

    . whether the preferred stock will be exchangeable into debt securities, and, if applicable, the exchange price, or how it will be calculated, and the exchange period;

    . voting rights, if any, of the preferred stock;

    . preemption rights, if any;

    . restrictions on transfer, sale or other assignment, if any;

    . whether interests in the preferred stock will be represented by depositary shares;

    . a discussion of any material or special United States federal income tax considerations applicable to the preferred stock;

    . the relative ranking and preferences of the preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs;

    . any limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs; and

    . any other specific terms, preferences, rights or limitations of, or restrictions on, the preferred stock.

   When we issue share of preferred stock under this prospectus, the shares will fully be paid and nonassessable and will not have, or be subject to, any preemptive or similar rights.

   The General Corporation Law of Delaware provides that the holders of preferred stock will have the right to vote separately as a class on any proposal involving fundamental changes in the rights of holders of that preferred stock. This right is in addition to any voting rights that may be provided for in the applicable certificate of designation.

Warrants

   As of December 31, 2000, there were outstanding warrants to purchase 1,291,244 shares of common stock held by 24 investors. Such warrants have expiration dates ranging from June 2002 to June 2004, and have a weighted average exercise price of $4.75 per share. The number of shares for which the warrants are exercisable is subject to adjustment for stock splits, combinations or dividends and reclassifications, exchanges or substitutions.

Registration Rights

   As of December 31, 2000, the holders of approximately 24,713,001 shares of common stock are entitled to rights with respect to the registration of those shares under the Securities Act of 1933 as follows:

   Demand Registration Rights. Under the terms of the agreements between us and the holders of those registrable shares, the former holder of Series A convertible preferred stock, the former holder of Series B convertible preferred stock and the holders of not less than one-third of the former holders of Series C convertible preferred stock and Series E convertible preferred stock may at any time require us to file a registration statement under the Securities Act with respect to shares of common stock owned by them and we are required to use our reasonable best efforts to effect that registration.

   Piggyback Registration Rights. Also, if we propose to register any of our securities under the Securities Act, other than in connection with demand registrations, registrations on Form S-8 or in connection with our public offering, the foregoing holders are entitled to notice of and to include in the registration shares of common stock owned by them.

   S-3 Registration Rights. Finally, the former holders of not less than 25% of the Series C convertible preferred stock and Series E convertible preferred stock and a certain holder of common stock may require us to file a registration statement under the Securities Act on Form S-3 with respect to shares of common stock owned by them.

   All of these registration rights are subject to various conditions and limitations, among them certain rights of the underwriters of an offering to limit the number of shares included in a registration and our right not to effect a requested registration within 90 days after the effective date of a previous registration on a Form S-1 or within 90 days after the effective date of a registration which included all shares requested by holders of registrable shares. We will bear all of the expenses incurred in connection with all exercises of these registration rights.

Delaware Law and Certain Charter and By-Law Provisions

   We are subject to the provisions of Section 203 of the Delaware General Corporation Law statute. Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the person becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A business combination includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an interested stockholder is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock.

   Our by-laws divide the Board of Directors into three classes with staggered three-year terms. Under the by-laws, any vacancy on our Board of Directors, including a vacancy resulting from an enlargement of our Board of Directors, may only be filled by vote of a majority of the directors then in office. The classification of the Board of Directors and the limitation on filling of vacancies could make it more difficult for a third party to acquire, or discourage a third party from acquiring, control of our company.

   Our by-laws also provide that stockholders can only take action at an annual meeting or special meeting, and not by written action in lieu of a meeting. Our by-laws further provide that only stockholders holding a majority of outstanding shares, our Chairman of the Board, President or our Board of Directors may call a special meeting of stockholders.

   Our stockholders must comply with advance notice and information disclosure requirements in order for any matter to be considered "properly brought" before a meeting. Stockholders must deliver written notice to us between 60 and 90 days prior to the meeting. If we give less than 70 days' notice or prior public disclosure of the meeting date, stockholders must deliver written notice to us within ten days following the date upon which the notice of the meeting was mailed or such public disclosure was made, whichever occurs first. If the matter relates to the election of directors, the notice must set forth specific information regarding each nominee and the nominating stockholder. For any other matter, the notice must set forth a brief description of the proposed matter and certain information regarding the proponent stockholder. These provisions could delay until the next stockholders' meeting proposed actions which are favored by the holders of a majority of our outstanding voting securities. These provisions could also discourage a third party from making a tender offer for our common stock, because even if it acquired a majority of the outstanding voting securities, the third party would be able to take action as a stockholder only at a duly called stockholders' meeting, and not by written consent.

   The Delaware General Corporation Law statute provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or by-laws, unless a corporation's certificate of incorporation or by-laws, as the case may be, requires a greater percentage. Our by-laws require the affirmative vote of holders of at least 70% of the votes which all the stockholders would be entitled to cast in any annual election of directors or class of directors to amend or repeal any of the provisions described in the prior two paragraphs.

   Our certificate of incorporation contains certain provisions permitted under the Delaware General Corporation Law statute relating to the limitation of liability of directors. These provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty, except in certain circumstances involving wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. Further, the certificate of incorporation contains provisions to indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law statute. We believe these provisions will assist us in attracting and retaining qualified individuals to serve as our directors.

Transfer Agent and Registrar

   The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

                         DESCRIPTION OF DEBT SECURITIES

   The following description, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus. While the terms we have summarized below will apply generally to any future debt securities we may offer, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. If we indicate in a prospectus supplement, the terms of any debt securities we offer under that prospectus supplement may differ from the terms we describe below.

   We will issue the senior notes under the senior indenture which we will enter into with a trustee to be named in the senior indenture. We will issue the subordinated notes under the subordinated indenture which we will enter into with a trustee to be named in the subordinated indenture. We have filed forms of these documents as exhibits to the registration statement which includes this prospectus. We use the term "indentures" to refer to both the senior indenture and the subordinated indenture. The indentures will be qualified under the Trust Indenture Act. We use the term "debenture trustee" to refer to either the senior trustee or the subordinated trustee, as applicable.

   The following summaries of material provisions of the senior notes, the subordinated notes and the indentures are subject to, and qualified in their entirety by reference to, all the provisions of the indenture applicable to a particular series of debt securities. Except as we may otherwise indicate, the terms of the senior indenture and the subordinated indenture are identical.

   We conduct some of our operations through our subsidiaries. Our rights and the rights of our creditors, including holders of debt securities, to the assets of any subsidiary of ours upon that subsidiary's liquidation or reorganization or otherwise would be subject to the prior claims of that subsidiary's creditors, except to the extent that we may be a creditor with recognized claims against the subsidiary. Our subsidiaries' creditors would include trade creditors, debt holders, secured creditors and taxing authorities. Except as we may provide in a prospectus supplement, neither the debt securities nor the indentures restrict us or any of our subsidiaries from incurring indebtedness.

General

   We will describe in each prospectus supplement the following terms relating to a series of notes:

  . the title;

  . any limit on the amount that may be issued;

  . whether or not we will issue the series of notes in global form, the terms and who the depository will be;

  . the maturity date;

  . the annual interest rate, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

  . whether or not the notes will be secured or unsecured, and the terms of any secured debt;

  . the terms of the subordination of any series of subordinated debt;

  . the place where payments will be payable;

  . our right, if any, to defer payment of interest and the maximum length of any such deferral period;

  . the date, if any, after which, and the price at which, we may, at our option, redeem the series of notes pursuant to any optional redemption provisions;

  . the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund provisions or otherwise, to redeem, or at the holder's option to purchase, the series of notes;

  . whether the indenture will restrict our ability to pay dividends, or will require us to maintain any asset ratios or reserves;

  . whether we will be restricted from incurring any additional indebtedness;

  . a discussion on any material or special United States federal income tax considerations applicable to the notes;

  . the denominations in which we will issue the series of notes, if other than denominations of $1,000 and any integral multiple thereof; and

  . any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities.

Conversion or Exchange Rights

   We will set forth in the prospectus supplement the terms on which a series of notes may be convertible into or exchangeable for common stock or other securities of ours. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of shares of common stock or other securities of ours that the holders of the series of notes receive would be subject to adjustment.

Consolidation, Merger or Sale

   The indentures do not contain any covenant which restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor to or acquirer of such assets must assume all of our obligations under the indentures or the notes, as appropriate.

Events of Default Under the Indenture

   The following are events of default under the indentures with respect to any series of notes that we may issue:

  . if we fail to pay interest when due and our failure continues for 90 days and the time for payment has not been extended or deferred;

  . if we fail to pay the principal, or premium, if any, when due and the time for payment has not been extended or delayed;

  . if we fail to observe or perform any other covenant contained in the notes or the indentures, other than a covenant specifically relating to another series of notes, and our failure continues for 90 days after we receive notice from the debenture trustee or holders of at least 25% in aggregate principal amount of the outstanding notes of the applicable series; and

  . if specified events of bankruptcy, insolvency or reorganization occur as to us.

   If an event of default with respect to notes of any series occurs and is continuing, the debenture trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes of that series, by notice to us in writing, and to the debenture trustee if notice is given by such holders, may declare the unpaid principal of, premium, if any, and accrued interest, if any, due and payable immediately.

   The holders of a majority in principal amount of the outstanding notes of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the indenture. Any waiver shall cure the default or event of default.

   Subject to the terms of the indentures, if an event of default under an indenture shall occur and be continuing, the debenture trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of notes, unless such holders have offered the debenture trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding notes of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee, or exercising any trust or power conferred on the debenture trustee, with respect to the notes of that series, provided that:

  . the direction so given by the holder is not in conflict with any law or the applicable indenture; and

  . subject to its duties under the Trust Indenture Act, the debenture trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

  . a holder of the notes of any series will only have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies if:

  . the holder has given written notice to the debenture trustee of a continuing event of default with respect to that series;

  . the holders of at least 25% in aggregate principal amount of the outstanding notes of that series have made written request, and such holders have offered reasonable indemnity to the debenture trustee to institute the proceeding as trustee; and

  . the debenture trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding notes of that series other conflicting directions within 60 days after the notice, request and offer.

   These limitations do not apply to a suit instituted by a holder of notes if we default in the payment of the principal, premium, if any, or interest on, the notes.

   We will periodically file statements with the debenture trustee regarding our compliance with specified covenants in the indentures.

Modification of Indenture; Waiver

   We and the debenture trustee may change an indenture without the consent of any holders with respect to specific matters, including:

  . to fix any ambiguity, defect or inconsistency in the indenture; and

  . to change anything that does not materially adversely affect the interests of any holder of notes of any series.

   In addition, under the indentures, the rights of holders of a series of notes may be changed by us and the debenture trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding notes of each series that is affected. However, we and the debenture trustee may only make the following changes with the consent of each holder of any outstanding notes affected:

  . extending the fixed maturity of the series of notes;

  . reducing the principal amount, reducing the rate of or extending the time of payment of interest, or any premium payable upon the redemption of any notes; or

  . reducing the percentage of notes, the holders of which are required to consent to any amendment.

Discharge

   Each indenture provides that we can elect to be discharged from our obligations with respect to one or more series of debt securities, except for obligations to:

  . register the transfer or exchange of debt securities of the series;

  . replace stolen, lost or mutilated debt securities of the series;

  . maintain paying agencies;

  . hold monies for payment in trust;

  . compensate and indemnify the trustee; and

  . appoint any successor trustee.

   In order to exercise our rights to be discharged, we must deposit with the trustee money or government obligations sufficient to pay all the principal of, any premium, if any, and interest on, the debt securities of the series on the dates payments are due.

Form, Exchange, and Transfer

   We will issue the notes of each series only in fully registered form without coupons and, unless we otherwise specify in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indentures provide that we may issue notes of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company or another depository named by us and identified in a prospectus supplement with respect to that series. See "Legal Ownership of Securities" for a further description of the terms relating to any book-entry securities.

   At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the notes of any series can exchange the notes for other notes of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

   Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the notes may present the notes for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the notes that the holder presents for transfer or exchange, we will make no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

   We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any notes. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the notes of each series.

   If we elect to redeem the notes of any series, we will not be required to:

  . issue, register the transfer of, or exchange any notes of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any notes that may be selected for redemption and ending at the close of business on the day of the mailing; or

  . register the transfer of or exchange any notes so selected for redemption, in whole or in part, except the unredeemed portion of any notes we are redeeming in part.

Information Concerning the Debenture Trustee

   The debenture trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the debenture trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the debenture trustee is under no obligation to exercise any of the powers given it by the indentures at the request of any holder of notes unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Payment and Paying Agents

   Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any notes on any interest payment date to the person in whose name the notes, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.

   We will pay principal of and any premium and interest on the notes of a particular series at the office of the paying agents designated by us, except that unless we otherwise indicate in the applicable prospectus supplement, will we make interest payments by check which we will mail to the holder. Unless we otherwise indicate in a prospectus supplement, we will designate the corporate trust office of the debenture trustee in the City of New York as our sole paying agent for payments with respect to notes of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the notes of a particular series. We will maintain a paying agent in each place of payment for the notes of a particular series.

   All money we pay to a paying agent or the debenture trustee for the payment of the principal of or any premium or interest on any notes which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the security thereafter may look only to us for payment thereof.

Governing Law

   The indentures and the notes will be governed by and construed in accordance with the laws of the State of Delaware, except to the extent that the Trust Indenture Act is applicable.

Subordination of Subordinated Notes

   The subordinated notes will be unsecured and will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement. The subordinated indenture does not limit the amount of subordinated notes which we may issue. It also does not limit us from issuing any other secured or unsecured debt.

                            DESCRIPTION OF WARRANTS

   The following description, together with the additional information we may include in any applicable prospectus supplements, summarizes the material terms and provisions of the warrants that we may offer under this prospectus and the related warrant agreements and warrant certificates. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. If we indicate in the prospectus supplement, the terms of any warrants offered under that prospectus supplement may differ from the terms described below. Specific warrant agreements will contain additional important terms and provisions and will be incorporated by reference as an exhibit to the registration statement which includes this prospectus.

General

   We may issue warrants for the purchase of common stock, preferred stock and/or debt securities in one or more series. We may issue warrants independently or together with common stock, preferred stock and/or debt securities, and the warrants may be attached to or separate from these securities.

   We will evidence each series of warrants by warrant certificates that we will issue under a separate agreement. We will enter into the warrant agreement with a warrant agent. Each warrant agent will be a bank that we select which has its principal office in the United States and a combined capital and surplus of at least $50,000,000. We will indicate the name and address of the warrant agent in the applicable prospectus supplement relating to a particular series of warrants.

   We will describe in the applicable prospectus supplement the terms of the series of warrants, including:

  . the offering price and aggregate number of warrants offered;

  . the currency for which the warrants may be purchased;

  . if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

  . if applicable, the date on and after which the warrants and the related securities will be separately transferable;

  . in the case of warrants to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one warrant and the price at, and currency in which, this principal amount of debt securities may be purchased upon such exercise;

  . in the case of warrants to purchase common stock or preferred stock, the number of shares of common stock or preferred stock, as the case may be, purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon such exercise;

  . the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreement and the warrants;

  . the terms of any rights to redeem or call the warrants;

  . any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;

  . the dates on which the right to exercise the warrants will commence and expire;

  . the manner in which the warrant agreement and warrants may be modified;

  . federal income tax consequences of holding or exercising the warrants;

  . the terms of the securities issuable upon exercise of the warrants; and

  . any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

   Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including:

  . in the case of warrants to purchase debt securities, the right to receive payments of principal of, or premium, if any, or interest on, the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture; or

  . in the case of warrants to purchase common stock or preferred stock, the right to receive dividends, if any, or, payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

Exercise of Warrants

   Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to 5:00 P.M. Boston, Massachusetts time on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

   Holders of the warrants may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with specified information, and paying the required amount to the warrant agent in immediately available funds, as provided in the applicable prospectus supplement. We will set forth on the reverse side of the warrant certificate and in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver to the warrant agent.

   Upon receipt of the required payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the securities purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amount of warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.

Enforceability of Rights By Holders of Warrants

   Each warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants.

                         LEGAL OWNERSHIP OF SECURITIES

   We can issue securities in registered form or in the form of one or more global securities. We describe global securities in greater detail below. We refer to those persons who have securities registered in their own names on the books that we or any applicable trustee maintain for this purpose as the "holders" of those securities. These persons are the legal holders of the securities. We refer to those persons who, indirectly through others, own beneficial interests in securities that are not registered in their own names, as "indirect holders" of those securities. As we discuss below, indirect holders are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect holders.

Book-Entry Holders

   We may issue securities in book-entry form only, as we will specify in the applicable prospectus supplement. This means securities may be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary's book-entry system. These participating institutions, which are referred to as participants, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

   Only the person in whose name a security is registered is recognized as the holder of that security. Securities issued in global form will be registered in the name of the depositary or its participants. Consequently, for securities issued in global form, we will recognize only the depositary as the holder of the securities, and we will make all payments on the securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

   As a result, investors in a book-entry security will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary's book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect holders, and not holders, of the securities.

Street Name Holders

   We may terminate a global security or issue securities in non-global form. In these cases, investors may choose to hold their securities in their own names or in "street name." Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

   For securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities, and we will make all payments on those securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect holders, not holders, of those securities.

Legal Holders

   Our obligations, as well as the obligations of any applicable trustee and of any third parties employed by us or a trustee, run only to the legal holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a security or has no choice because we are issuing the securities only in global form.

   For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, we may want to obtain the approval of the holders to amend an indenture, to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the indenture or for other purposes. In such an event, we would seek approval only from the holders, and not the indirect holders, of the securities. Whether and how the holders contact the indirect holders is up to the holders.

Special Considerations for Indirect Holders

   If you hold securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

  . how it handles securities payments and notices;

  . whether it imposes fees or charges;

  . how it would handle a request for the holders' consent, if ever required;

  . whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted in the future;

  . how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

  . if the securities are in book-entry form, how the depositary's rules and procedures will affect these matters.

Global Securities

   A global security is a security held by a depositary which represents one or any other number of individual securities. Generally, all securities represented by the same global securities will have the same terms.

   Each security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all securities issued in book-entry form.

   A global security may not be transferred to or registered in the name of anyone other than the depositary, its nominee or a successor depositary, unless special termination situations arise. We describe those situations below under "--Special Situations When a Global Security Will Be Terminated." As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect holder of a beneficial interest in the global security.

   If the prospectus supplement for a particular security indicates that the security will be issued in global form only, then the security will be represented by a global security at all times unless and until the global security is terminated. If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

Special Considerations for Global Securities

   As an indirect holder, an investor's rights relating to a global security will be governed by the account rules of the investor's financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize an indirect holder as a holder of securities and instead deal only with the depositary that holds the global security.

   If securities are issued only in the form of a global security, an investor should be aware of the following:

  . An investor cannot cause the securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;

  . An investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities, as we describe under "-- Legal Ownership of Securities" above;

  . An investor may not be able to sell interests in the securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form;

  . An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

  . The depositary's policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor's interest in a global security. We and any applicable trustee have no responsibility for any aspect of the depositary's actions or for its records of ownership interests in a global security. We and the trustee also do not supervise the depositary in any way;

  . The depositary may, and we understand that DTC will, require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds, and your broker or bank may require you to do so as well; and

  . Financial institutions that participate in the depositary's book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the securities. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations When a Global Security will be Terminated

   In a few special situations described below, the global security will terminate and interests in it will be exchanged for physical certificates representing those interests. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in securities transferred to their own name, so that they will be direct holders. We have described the rights of holders and street name investors above.

   The global security will terminate when the following special situations occur:

  . if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days;

  . if we notify any applicable trustee that we wish to terminate that global security; or

  . if an event of default has occurred with regard to securities represented by that global security and has not been cured or waived.

   The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the prospectus supplement. When a global security terminates, the depositary, and not we or any applicable trustee, is responsible for deciding the names of the institutions that will be the initial direct holders.

                                    DILUTION

   Our net tangible book value at September 30, 2001 was approximately $73.5 million, or $1.86 per share of common stock. Net tangible book value per share represents our tangible net worth (tangible assets less total liabilities) divided by the number of shares of common stock outstanding as of September 30, 2001. After giving effect to the issuance and sale of the securities offered by us in this offering (at an assumed public offering price of $3.55 per share based on the closing stock price per share for our common stock as reported on the Nasdaq National Market on February 13, 2002, and assuming all securities are shares of common stock and are all available for sale and are all sold in this offering) and the receipt of the net proceeds of $39.3 million from the sale of these shares, our net tangible book value as of September 30, 2001 would have been $112.8 million, or $2.23 per share. This represents an immediate increase in the net tangible book value to existing stockholders of $.37 per share and an immediate dilution to new investors of $1.32 per share. The following table illustrates this per share dilution:



 Assumed public offering price per share...........................       $3.55
  Net tangible book value per share at September 30, 2001.......... $1.86
  Increase in net tangible book value per share attributable to
   new investors...................................................   .37
                                                                    -----
 Net tangible book value per share after this offering.............        2.23
                                                                          -----
 Dilution per share to new investors...............................       $1.32
                                                                          =====


   The foregoing table is based on the number of shares of common stock outstanding after this offering and exclude the following:

  . 4,421,398 shares of common stock which we may issue upon the exercise of options outstanding as of December 31, 2001 at a weighted average exercise price of $5.98 per share; and

  . 1,291,244 shares of common stock which we may issue upon the exercise of warrants outstanding as of December 31, 2001 at a weighted average exercise price of $4.75 per share.


   To the extent the options or warrants are exercised, there may be further dilution to the new investors.

                              PLAN OF DISTRIBUTION

   The securities being offered may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected at various times in one or more of the following transactions, or in other kinds of transactions:

  . through underwriters for resale to the public or investors:

  . transactions on the Nasdaq National Market or on any national securities exchange or U.S. inter-dealer system of a registered national securities association on which our common stock may be listed or quoted at the time of sale;

  . in the over-the-counter market;

  . in private transactions and transactions otherwise than on these exchanges or systems or in the over-the-counter market;

  . in connection with short sales of the shares;

  . by pledge to secure debt and other obligations;

  . through the writing of options, whether the options are listed on an options exchange or otherwise;

  . in connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options;

  . through a combination of any of the above transactions; or

  . any other method permitted by law.

   We may sell our securities directly to one or more purchasers or to or through underwriters, dealers or agents. The related prospectus supplement will set forth the terms of each offering, including:

  . the name or names of any agents, dealers or underwriters;

  . the purchase price of the securities being offered and the proceeds we will receive from the sale;

  . any over-allotment options under which underwriters may purchase additional securities from us;

  . any agency fees or underwriting discounts and other items constituting agents' or underwriters' compensation (the maximum underwriting compensation in connection with any offering under this registration statement will not exceed 8% of the maximum proceeds);

  . any discounts or concessions allowed or reallowed or paid to dealers; and

  . any securities exchanges on which such securities may be listed.

   The selling stockholders and their successors, including their transferees, pledgees or donees or their successors, may sell the common stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

   In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Regulation S of the Securities Act may be sold under Rule 144 or Regulation S rather than pursuant to this prospectus.

   From time to time the selling stockholders may engage in short sales, short sales against the box, puts and calls and other transactions in securities of the Company or derivatives thereof, and may sell and deliver the shares of common stock in connection therewith. From time to time the selling stockholders may pledge their shares pursuant to the margin provisions of the customer agreements with their brokers. Upon a default by the selling stockholders, the brokers may offer and sell the pledged shares of Common Stock from time to time.

   The selling stockholders and any brokers participating in such sales may be deemed to be underwriters within the meaning of the Securities Act. There can be no assurance that the selling stockholders will sell any or all of the shares of Common Stock offered hereunder.

   We entered into registration rights agreements for the benefit of the selling stockholders to register our common stock under applicable federal and state securities laws. The registration rights agreements provide for cross-indemnification of the selling stockholders and us and our respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the common stock, including liabilities under the Securities Act. We will pay substantially all of the expenses incurred by the selling stockholders incident to the offering and sale of the common stock; provided, that each selling stockholder will be responsible for payment of commissions, concessions and discounts of underwriters, broker-dealers or agents.

                                 LEGAL MATTERS

   The validity of the securities offered in this prospectus will be passed upon for Orchid BioSciences, Inc. by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. of Boston, Massachusetts. Certain attorneys at Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. beneficially own an aggregate of 8,100 shares of our common stock. The validity of the securities offered in this prospectus will be passed upon for any underwriters, dealers or agents by counsel which we will name in the applicable prospectus supplement.

                                    EXPERTS


   The consolidated financial statements and schedule of Orchid BioSciences, Inc. and subsidiaries as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

   The consolidated financial statements of GeneScreen, Inc. and subsidiaries as of December 29, 1999, and for the period from January 1, 1999 to December 29, 1999, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

   We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may inspect and copy such material at the public reference facilities maintained by the SEC at Room 1200, 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain copies of such material from the SEC at prescribed rates by wiring to the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our filings are also available to the public from the SEC's web site at www.sec.gov.

   Our common stock is quoted on the Nasdaq National Market. You may inspect reports and other information concerning us at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

   This prospectus is only part of a Registration Statement on Form S-3 that we have filed with the SEC under the Securities Act and therefore omits certain information contained in the Registration Statement. We have also filed exhibits and schedules with the Registration Statement that are excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may inspect a copy of the Registration Statement, including the exhibits and schedules, without charge at the public reference room, or obtain a copy from the SEC upon payment of the fee prescribed by the SEC. You may also view the Registration Statement, including the exhibits and schedules, on the SEC's web site at www.sec.gov.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

   The SEC allows us to "incorporate" into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. Any information that we incorporate by reference is considered part of this prospectus. The documents and reports that we list below are incorporated by reference into this prospectus. In addition, all documents and reports which we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934 after the date of this prospectus and prior to the termination of this offering are incorporated by reference in this prospectus as of the respective filing dates of these documents and reports. Statements contained in documents that we file with the SEC and that are incorporated by reference in this prospectus will automatically update and supersede information contained in this prospectus, including information in previously filed documents or reports that have been incorporated by reference in this prospectus, to the extent the new information differs from or is inconsistent with the old information.

   We have filed the following documents with the SEC. These documents are incorporated herein by reference as of their respective dates of filing:

  (1) Our Annual Report on Form 10-K for the year ended December 31, 2000;

  (2) Our Quarterly Reports on Form 10-Q for the quarters ended:

      .  March 31, 2001;

      .  June 30, 2001; and

      .  September 30, 2001.

  (3) Our Current Reports on Form 8-K filed with the SEC on:

      .  May 22, 2001;

      .  October 5, 2001;

      .  November 9, 2001;

      .  December 3, 2001; and

      .  December 19, 2001.

  (4) Our Proxy Statement for the year ended December 31, 2000;

  (5) All our filings pursuant to the Exchange Act after the date of filing this registration statement and prior to effectiveness of the registration statement; and

  (6) The description of our common stock contained in our registration statement on Form 8-A filed with the SEC on April 10, 2000, including any amendments or reports filed for the purpose of updating that description.

   You may request a copy of these documents, which will be provided to you at no cost by contacting us in writing at:

                             Investor Relations
                             Orchid BioSciences, Inc.
                             4390 US Route One
                             Princeton, New Jersey 08540

or by contacting us via telephone at (609) 750-2200.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

GeneScreen, Inc. and subsidiaries:
  Consolidated Financial Statements:
    Independent Auditors' Report........................................... F-2
    Consolidated Balance Sheet at December 29, 1999........................ F-3
    Consolidated Statements of Operations for the period from January 1,
     1999 to
     December 29, 1999..................................................... F-4
    Consolidated Statements of Stockholders' Equity (Deficit) for the
     period from January 1, 1999 to December 29, 1999...................... F-5
    Consolidated Statements of Cash Flows for the period from January 1,
     1999 to December 29, 1999............................................. F-6
    Notes to Consolidated Financial Statements............................. F-7

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
GeneScreen, Inc. and Subsidiaries:

   We have audited the accompanying consolidated balance sheet of GeneScreen, Inc. and subsidiaries as of December 29, 1999, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the period from January 1, 1999 to December 29, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of GeneScreen, Inc. and subsidiaries as of December 29, 1999, and the results of their operations and their cash flows for the period from January 1, 1999 to December 29, 1999 in conformity with generally accepted accounting principles.

                                          KPMG LLP

Princeton, New Jersey
January 21, 2000

                       GENESCREEN, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET

                               December 29, 1999

                              Assets
Current assets:
  Cash ........................................................... $   538,411
  Restricted cash.................................................     400,000
  Accounts receivable, net........................................   2,228,554
  Laboratory materials and supplies...............................     304,938
  Prepaid expenses and other current assets.......................     156,108
                                                                   -----------
    Total current assets..........................................   3,628,011
Property and equipment, net.......................................     382,563
Note receivable...................................................   3,547,821
Other assets......................................................      47,920
                                                                   -----------
    Total assets.................................................. $ 7,606,315
                                                                   ===========
              Liabilities and Stockholders' Deficit
Current liabilities:
  Note payable--bank.............................................. $ 1,000,000
  Current portion of long-term debt...............................     190,352
  Accounts payable................................................     541,226
  Accrued liabilities.............................................   1,949,135
  Deferred revenue................................................     193,046
                                                                   -----------
    Total current liabilities.....................................   3,873,759
Long-term debt, less current portion..............................     424,628
Deferred gain on sale of Molecular Tool...........................   3,570,646
                                                                   -----------
    Total liabilities.............................................   7,869,033
Commitments and contingencies
Stockholders' deficit:
  Convertible preferred stock, Series A, $.05 par value; 350,000 shares authorized, issued and outstanding (liquidation
   preference of $1,423,443 at December 29, 1999)                       17,500
  Convertible preferred stock, Series B, $.05 par value; 700,000 shares authorized; 691,723 shares issued and outstanding
   (liquidation preference of $2,964,630 at December 29, 1999)....      34,586
  Common stock, $.01 par value; 10,000,000 shares authorized;
   2,804,239 shares issued and outstanding at December 29, 1999...      28,042
  Additional paid-in capital......................................   8,896,451
  Treasury stock--53 common shares, at cost.......................         (22)
  Accumulated deficit.............................................  (9,239,275)
                                                                   -----------
    Total stockholders' deficit...................................    (262,718)
                                                                   -----------
    Total liabilities and stockholders' deficit................... $ 7,606,315
                                                                   ===========

          See accompanying notes to consolidated financial statements.

                       GENESCREEN, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF OPERATIONS

                Period from January 1, 1999 to December 29, 1999

Revenue:
  Laboratory testing.............................................. $13,746,615
                                                                   -----------
Operating expenses:
  Cost of laboratory testing......................................  10,054,681
  General and administrative......................................   5,922,537
  Research and development........................................      97,909
                                                                   -----------
    Total operating expenses......................................  16,075,127
                                                                   -----------
    Operating loss................................................  (2,328,512)
Other expense:
  Interest expense................................................    (159,698)
                                                                   -----------
    Loss from continuing operations...............................  (2,488,210)
                                                                   -----------
Discontinued operations:
  Loss on discontinued operations of Molecular Tool...............         --
  Gain on sale of Molecular Tool, net of tax......................     357,175
                                                                   -----------
    Total discontinued operations.................................     357,175
                                                                   -----------
    Net loss...................................................... $(2,131,035)
                                                                   ===========



          See accompanying notes to consolidated financial statements.

                       GENESCREEN, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)

               Period from January 1, 1999 to December 29, 1999

                    Convertible preferred stock
                  -------------------------------
                     Series A        Series B       Common stock
                  --------------- --------------- -----------------
                  Number          Number           Number           Additional             Notes
                    of              of               of              paid-in   Treasury receivable - Accumulated
                  shares  Amount  shares  Amount   shares   Amount   capital    stock   stockholders   deficit      Total
                  ------- ------- ------- ------- --------- ------- ---------- -------- ------------ -----------  ----------
Balance, January
1, 1999.........  350,000 $17,500 691,723 $34,586 2,620,493 $26,205 7,695,716    (22)     (36,563)   (7,108,240)     629,182
Exercise of
common stock
options.........      --      --      --      --    136,736   1,367    40,839    --           --            --        42,206
Cancellation of
note receivable
from
stockholder.....      --      --      --      --        --      --        --     --        36,563           --        36,563
Common stock
issued in
exchange for
consulting
services........      --      --      --      --     47,010     470   195,562    --           --            --       196,032
Net loss........      --      --      --      --        --      --        --     --           --     (2,131,035)  (2,131,035)
Accelerated
vesting and
cashless
exercise of
common stock
options.........      --      --      --      --        --      --    964,334    --           --            --       964,334
                  ------- ------- ------- ------- --------- ------- ---------    ---      -------    ----------   ----------
Balance,
December 29,
1999............  350,000 $17,500 691,723 $34,586 2,804,239 $28,042 8,896,451    (22)         --     (9,239,275)    (262,718)
                  ======= ======= ======= ======= ========= ======= =========    ===      =======    ==========   ==========



         See accompanying notes to consolidated financial statements.

                       GENESCREEN, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                Period from January 1, 1999 to December 29, 1999

Cash flows from operating activities:
  Net loss........................................................ $(2,131,035)
  Adjustments to reconcile net loss to net cash provided by
   operating activities:
    Gain on sale of Molecular Tool................................    (357,175)
    Depreciation and amortization.................................     384,309
    Non-cash employee compensation................................     327,750
    Common stock issued in exchange for consulting services.......     196,032
    Non-cash compensation on accelerated vesting and
     cashless exercise of common stock options....................     964,334
    Loss on disposal of property and equipment....................      59,566
    Changes in assets and liabilities:
      Accounts receivable.........................................     712,006
      Laboratory materials and supplies...........................     108,854
      Prepaid expenses and other current assets...................      56,864
      Accounts payable............................................    (766,314)
      Accrued liabilities.........................................     751,753
      Deferred revenue............................................     (14,108)
                                                                   -----------
        Net cash provided by operating activities.................     292,836
                                                                   -----------
Cash flows from investing activities:
  Additions to property and equipment.............................    (188,424)
  Increase in restricted cash.....................................    (400,000)
  Proceeds from sale of Molecular Tool............................     357,175
                                                                   -----------
        Net cash used in investing activities.....................    (231,249)
                                                                   -----------
  Cash flows from financing activities:
  Net payments under line of credit...............................    (130,000)
  Payments on long-term obligations...............................  (1,308,684)
  Exercise of common stock options................................      42,206
                                                                   -----------
        Net cash used in financing activities.....................  (1,396,478)
                                                                   -----------
Net decrease in cash..............................................  (1,334,891)
Cash at beginning of year.........................................   1,873,302
                                                                   -----------
Cash at end of year............................................... $   538,411
                                                                   ===========
Supplemental disclosure of cash flow information:
  Cash payments during the period for:
    Interest...................................................... $   314,164
    Income taxes..................................................     245,000
                                                                   ===========
Supplemental disclosure of non-cash financing activities:
  Notes payable issued and notes receivable cancelled in exchange
   for employee severance and settlement agreements............... $   327,750
                                                                   ===========

          See accompanying notes to consolidated financial statements.

                       GENESCREEN, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               December 29, 1999

(1) Summary of Significant Accounting Policies

 Organization and Business Activities

   GeneScreen, Inc. ("GeneScreen" or the "Company") operates genetic testing laboratories in Dallas, Texas; Dayton, Ohio (acquired in 1992); and Sacramento, California (acquired in 1994). GeneScreen performs paternity testing, forensic identification testing to assist in criminal investigations and medical genetic testing using technologies developed at the University of Texas Southwestern Medical Center and other medical research facilities. GeneScreen's primary sources of revenue represent paternity testing under contracts with several state government agencies and genetic testing under grants from the National Marrow Donor Program.

   On September 11, 1998, the Company sold the assets of its Molecular Tool ("MTool") division to Orchid BioSciences, Inc. ("Orchid") (see Note 2). Prior to this sale, MTool performed research and development activities for third parties under contract and for its own account and developed and patented a proprietary technology called SNP-IT primer-extension technology ("SNP-IT") for the analysis of DNA.

   GeneScreen was acquired by Orchid on December 30, 1999 (see Note 11).

 Consolidated Financial Statements

   The consolidated financial statements include the accounts of GeneScreen and its wholly owned subsidiaries. Significant intercompany balances and transactions are eliminated in consolidation.

 Use of Estimates

   Financial statement preparation requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingencies at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Laboratory Materials and Supplies

   Laboratory materials and supplies are stated at the lower of cost or market. Cost is determined by the first-in, first-out (FIFO) method.

 Property and Equipment

   Property and equipment are stated at cost. Depreciation on equipment is calculated on the straight-line method over the estimated useful lives of the assets, which range from two to seven years. Leasehold improvements are amortized straight line over the shorter of the lease term or estimated useful life of the asset.

 Financial Instruments

   Financial instruments consist of cash, accounts and notes receivable, payables and notes payable, the carrying value of which approximate their fair values due to their short maturities or current interest rates.

 Revenue Recognition

   Revenue is recognized on an accrual basis at the time test results are reported. Deferred revenue represents the unearned portion of payments received in advance of tests being completed. Unbilled receivables represent revenue which has been earned on completed tests which have not been billed to the customer.

                       GENESCREEN, INC. AND SUBSIDIARIES

                               December 29, 1999


 Research and Development and Advertising

   Costs incurred for research and product development and advertising are expensed as incurred. The results of operations for the MTool research and development facility sold during 1998 are reported as discontinued operations (see note 2). Advertising costs totalled $47,262 in 1999.

 Stock-based Compensation

   The Company accounts for its stock-based compensation to employees in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations. As such, deferred compensation is recorded on the date of issuance or grant as the excess of the fair value of the underlying stock over the purchase or exercise price. Any deferred compensation is amortized over the respective vesting periods of the equity instruments, if any. The Company has adopted the disclosure provisions of Statement of Financial Accounting Standards No. 123 ("SFAS No. 123"), "Accounting for Stock-Based Compensation," which permits entities to provide pro forma net income (loss) disclosures for stock-based compensation as if the minimum value method defined in SFAS No. 123 had been applied. As required by SFAS No. 123, transactions with non-employees in which goods or services are the consideration received for the issuance of equity instruments are accounted for under the fair value based method.

 Income Taxes

   The Company accounts for income taxes in accordance with the asset and liability method prescribed by Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax basis of assets and liabilities using tax rates in effect for the years in which the differences are expected to reverse. The measurement of deferred tax assets is reduced, if necessary, by a valuation allowance for any tax benefits which are not expected to be realized. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that such tax rate changes are enacted.

 Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of

   In accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," the Company reviews long-lived assets, certain identifiable intangibles and goodwill for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the undiscounted future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to dispose.

(2) Discontinued Operations of Molecular Tool, Inc.

   In May 1998, the Board of Directors approved a plan to sell the MTool assets, except that the Company retained certain rights to the SNP-IT technology of MTool to permit the Company to continue implementation of the SNP-IT testing processes.

   In September 1998, the MTool assets were acquired by Orchid. GeneScreen received $2,806,807 in cash and $3,547,821 in a subordinated convertible note receivable, and $380,000 was placed in escrow. The escrow was to be released to GeneScreen by Orchid upon approval by certain Federal regulatory agencies of Orchid as

                       GENESCREEN, INC. AND SUBSIDIARIES

                               December 29, 1999

a valid recipient of outstanding MTool grant funds. The note receivable of $3,547,821, bears interest at 6% annually, and is due on September 11, 2008. As part of this agreement, GeneScreen retained a lien on the existing MTool patents until settlement of this note has occurred. This note was cancelled in the acquisition of GeneScreen by Orchid (see note 11).

   Of the gain which resulted from the sale of MTool, $3,927,821, which is equal to the convertible note receivable plus the escrow, was deferred at December 31, 1998, until the respective settlements of these items occur. The convertible note receivable was cancelled as part of the acquisition by Orchid (see note 11) and the escrow funds of $380,000 were received in 1999 and $357,175 was recorded as a gain, net of tax.

                       GENESCREEN, INC. AND SUBSIDIARIES

                               December 29, 1999

(3) Accounts Receivable and Credit Risks

   Accounts receivable at December 29, 1999, consists of the following:

   Billed trade receivables......................................... $1,615,315
   Unbilled trade receivables.......................................    831,705
                                                                     ----------
                                                                      2,447,020
   Less allowance for doubtful accounts.............................    218,466
                                                                     ----------
     Accounts receivable, net....................................... $2,228,554
                                                                     ==========

   GeneScreen's accounts receivable are primarily composed of amounts owed by government agencies. GeneScreen performs periodic credit evaluations of its customers' financial condition and generally does not require a deposit from government agencies or private institutions. GeneScreen believes private pay accounts for paternity testing represent the most significant credit risk and generally requires a deposit for all or a portion of the services to be rendered. Credit losses have consistently been within management's estimates.

(4) Property and Equipment

   Property and equipment at December 29, 1999 consists of the following:

   Laboratory and office equipment.................................. $1,950,268
   Leasehold improvements...........................................    151,955
                                                                     ----------
                                                                      2,102,223
   Less accumulated depreciation and amortization...................  1,719,660
                                                                     ----------
                                                                     $  382,563
                                                                     ==========

(5) Credit Facility and Debt

   On November 30, 1999, the Company amended its revolving credit agreement. Borrowings are available under this agreement for up to $1,000,000. The note bears interest at prime plus 2% (10.5% at December 29, 1999) payable monthly, and is collateralized by $400,000 of pledged cash and cash equivalents on deposit at the financial institution until the loan is repaid. The note is also secured by the tangible and intangible assets of the Company. The Company had outstanding borrowings under its revolving credit agreement of $1,000,000 at December 29, 1999. On January 20, 2000, the $1,000,000 was repaid.

                       GENESCREEN, INC. AND SUBSIDIARIES

                               December 29, 1999


   Long-term debt at December 29, 1999, consists of the following:

   Note payable to former employee, due in 16 quarterly installments of $27,932, commencing January 1, 1999, and one lump-sum payment of $51,013, due January 1, 1999, net of unamortized discount of
    $23,030 at December 29, 1999..................................... $312,154
   Note payable to employee, due in 12 quarterly installments of
    $25,514, commencing January 1, 2000, net of unamortized discount of $21,037 at December 29, 1999..................................  285,131
   Other.............................................................   17,695
                                                                      --------
                                                                       614,980
   Less current portion..............................................  190,352
                                                                      --------
     Long-term debt, less current portion............................ $424,628
                                                                      ========

(6) Accrued Liabilities

   Accrued liabilities at December 29, 1999 consists of the following:

   Employee compensation............................................ $   42,913
   Professional fees for transaction with Orchid....................    529,375
   Self-insurance reserve...........................................    191,000
   Royalties on licensed technology.................................    906,107
   State income taxes payable.......................................     30,226
   Other............................................................    249,514
                                                                     ----------
                                                                     $1,949,135
                                                                     ==========

(7) Income Taxes

   As of December 29, 1999, the Company has approximately $5,074,000 of Federal and $2,261,000 of state net operating loss ("NOL") carryforwards available to offset future taxable income. The Federal and state NOL carryforwards will begin expiring in 2003 and 2002, respectively, if not utilized.

   The Tax Reform Act of 1986 ("the Act") provides for a limitation on the annual use of NOL carryforwards (following certain ownership changes, as defined by the Act) which could significantly limit the Company's ability to utilize these carryforwards. The Company has experienced various ownership changes, as defined by the Act, as a result of past financings and the acquisition by Orchid (see note 11). Accordingly, the Company's ability to utilize the aforementioned carryforwards may be limited. Additionally, because U.S. tax laws limit the time during which these carryforwards may be applied against future taxes, the Company may not be able to take full advantage of these attributes for Federal income tax purposes.

                       GENESCREEN, INC. AND SUBSIDIARIES

                               December 29, 1999


   The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities, consists of the following at December 29, 1999:

   Current:
     Allowances and accruals, not currently deductible............. $   165,862
     Less valuation allowance......................................    (165,862)
                                                                    -----------
                                                                    $       --
                                                                    ===========
   Long-term:
     Net operating loss carryforward...............................   2,033,358
     Depreciation and amortization, not currently deductible.......     164,254
     Allowances and accruals, not currently deductible.............     199,511
     Deferred gain on sale of MTool, currently taxable.............     434,353
     Other.........................................................     (13,991)
                                                                    -----------
                                                                      2,817,485
     Less valuation allowance......................................  (2,817,485)
                                                                    -----------
       Net deferred taxes.......................................... $       --
                                                                    ===========

   At December 29, 1999, a valuation of allowance of $2,983,347 has been recognized to fully offset the deferred tax assets as it is more likely than not that these assets will not be realized. The change in the valuation allowance in 1999 was an increase of $678,755, related primarily to additional net operating losses incurred by the Company.

(8) Stockholders' Equity (Deficit)

 Preferred Stock

   The Company is authorized to issue a total of 5,000,000 shares of various series of preferred stock. The Series A and Series B preferred stocks are convertible into common stock on a 1-for-1 basis, subject to adjustment for dilution, are entitled to vote with common stock on the basis of common shares into which they are convertible, and provide for noncumulative annual dividends at rates of $.20 and $.26 per share, respectively, when and if declared.

   The Series A and Series B preferred stocks may be redeemed in whole or in part, at the Company's option, at any time beginning after March 31, 1999 and January 31, 2003, respectively. The per share redemption price for Series A is $2.50 plus approximately $.20 for each year outstanding since February 1992. The per share redemption price for Series B is $3.28 plus approximately $.02 for each month outstanding since February 1996. For both series, the liquidation value is computed in the same manner as the redemption price. The Series A and Series B preferred stocks have a liquidation preference over common stock.

   All shares of the Series A and Series B preferred stocks will automatically convert to common stock upon the sale of the Company's common stock in a public offering, subject to certain offering criteria. At December 29, 1999, the Company has reserved approximately 1,050,000 shares of common stock for issuance upon conversion of all preferred stock (see note 11).

                       GENESCREEN, INC. AND SUBSIDIARIES

                               December 29, 1999


 Common Stock

   During 1999, a member of GeneScreen's Board of Directors provided consulting services to the Company in exchange for total consideration of $289,277, consisting of $93,245 in cash and 47,010 shares of common stock valued at $196,032.

(9) Stock Option Plan

   Under the Stock Option Plan (the "Plan"), options to purchase up to 686,667 shares of common stock may be granted to certain key employees and officers of the Company. Options are exercisable immediately and expire no later than ten years from the date of grant. The Board may determine the individuals to whom and the time at which options shall be granted and the number of shares of common stock covered by each option. The exercise price per share will be determined by the Board but may not be less than 85% of the fair value of the common stock on the date of grant. Common stock issued related to the options is subject to repurchase by GeneScreen upon termination of employment. The percentage of stock eligible for repurchase will decrease ratably over a period varying from three to five years from the date of grant. Options for stock no longer eligible for repurchase are considered fully vested (see note
11).

   The following is a summary of the Plan's activity for the period shown:

                                                                        Weighted
                                                                        average
                                                                        exercise
                                                                         price
                                                             Number of    per
                                                              shares     share
                                                             ---------  --------
   Options outstanding, January 1, 1999.....................   511,079    $.41
     Granted................................................   172,500     .80
     Exercised..............................................  (136,736)    .31
     Terminated.............................................   (22,396)    .59
                                                             ---------
   Options outstanding, December 31, 1999...................   524,447     .55
                                                             =========

   The following table summarizes information for options outstanding and vested at December 29, 1999:

                       Options outstanding                    Options vested
                ----------------------------------------   ------------------------
                               Weighted
                                average       Weighted                   Weighted
   Range of                    remaining      average                    average
   exercise     Number of     contractual     exercise     Number of     exercise
    prices       shares          life          price        shares        price
   --------     ---------     -----------     --------     ---------     --------
     $.12        167,747          1.7           $.12        167,747        $.12
      .25         20,000          2.5            .25         20,000         .25
      .50         14,600          4.0            .50         14,600         .50
      .80        322,100          7.9            .80        107,075         .80
                 -------                                    -------
                 524,447          5.6            .55        309,422         .38
                 =======                                    =======

                       GENESCREEN, INC. AND SUBSIDIARIES

                               December 29, 1999

   Immediately prior to Orchid's acquisition of the Company, all unvested stock options were subject to accelerated vesting and all outstanding options were exercised (on a cashless basis) for shares of GeneScreen common stock, resulting in compensation expense of $964,334, which is reflected in the consolidated statement of operations for 1999.

   The Company applies the provisions of APB No. 25 and related interpretations in accounting for its stock option plan. No compensation cost has been recognized for its stock option plan, since the fair market value of the common stock at the date of grant was not in excess of the option exercise price. Had compensation cost for the Company's stock option plan been determined based on the minimum value of the options at the grant dates consistent with the method prescribed by SFAS No. 123, the Company's pro forma net loss would have been $2,170,710 in 1999.

   In the pro forma calculations, the weighted average minimum value of options granted in 1999 was estimated at $.23. The minimum value of each option grant is estimated on the date of grant using the minimum value method with the following weighted average assumptions used for grants in 1999: risk free interest rate of 5.6%; expected life of six years; no dividend yield; and no expected volatility (because the Company's stock is not publicly traded).

(10) Commitments and Contingencies

 Leases

   The Company leases its facilities under noncancellable operating leases with options to renew. Future minimum rental payments as of December 29, 1999, are as follows:

   2000................................................................ $292,527
   2001................................................................  242,984
   2002................................................................   87,861
                                                                        --------
                                                                        $623,372
                                                                        ========

   Rent expense in 1999 was $322,270.

 Self-Insurance Reserve

   The Company is self-insured for the risk of loss relating to certain litigation claims that might arise from the Company's testing results. However, due to provisions in certain service contracts, the Company is insured for claims arising from testing performed under the Texas, Ohio and Arizona contracts. Insurance coverage began in 1995 for testing under the Texas contract, in 1997 for testing under the Ohio and Arizona contracts and all other contracts in August 1998. Management estimates future litigation costs based on historical litigation experience. The accrued litigation reserve for the self-insured risk at December 29, 1999 was $191,000.

 Employment Contracts

   Under a 1992 employment contract, the Company was contingently liable to one individual through December 31, 2001, for minimum payments in the event of involuntary termination or death of this individual. In 1999, the Company agreed to a settlement agreement with the employee with a net cost of $327,750, which

                       GENESCREEN, INC. AND SUBSIDIARIES

                               December 29, 1999

includes cancellation of a note receivable from the employee for $36,563 plus accrued interest of $6,056. The settlement is payable in quarterly installments over three years, the total of which has been recorded at a discounted amount of $285,131 plus interest of $21,037 (see note 5).

(11) Acquisition of GeneScreen by Orchid

   On December 30, 1999, Orchid acquired all of the outstanding shares of common and preferred stock of GeneScreen in exchange for consideration consisting primarily of 4,000,000 shares of Orchid Series E convertible preferred stock ("Series E") (see note 9) with a stated value of $4.50 per share. The Company estimates that approximately $300,000 will be paid in lieu of issuing Series E shares to satisfy certain regulatory requirements and eliminate fractional shares. This equates to 65,647 shares of Series E which will not be issued. Also, as part of the acquisition, the note receivable from Orchid of $3,547,821 was cancelled. GeneScreen incurred costs totaling $902,490 for fees to outside advisors related to this transaction which are included in general and administrative expenses in the 1999 consolidated statements of operations. Amounts included in the accompanying consolidated financial statements are stated on a historical cost basis and do not reflect any fair value adjustments which might result from the application of purchase accounting as a result of the acquisition of the Company by Orchid.

                                [LOGO OF ORCHID]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

   The following table sets forth the various expenses to be incurred in connection with the registration of the securities being registered hereby, all of which will be borne by the Registrant. All amounts shown are estimates except the Securities and Exchange Commission registration fee.

     SEC registration fee.............................................. $ 31,675
     Legal fees and expenses...........................................   80,000
     Accounting fees and expenses......................................   40,000
     Printing and engraving expenses...................................   25,000
     Miscellaneous fees and expenses...................................    2,000
                                                                        --------
       Total Expenses.................................................. $178,000
                                                                        ========


Item 15. Indemnification of Directors and Officers.

   Article NINTH of the Registrant's Restated Certificate of Incorporation provides that a director or officer of the Registrant (a) shall be indemnified by the Registrant against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any litigation or other legal proceeding (other than an action by or in the right of the Registrant) brought against him by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful and (b) shall be indemnified by the Registrant against all expenses (including attorneys' fees) and amounts paid in settlement incurred in connection with any action by or in the right of the Registrant brought against him by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, except that no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the Registrant, unless a court determines that, despite such adjudication but in view of all of the circumstances, he is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, he is required to be indemnified by the Registrant against all expenses (including attorneys' fees) incurred in connection therewith. Expenses shall be advanced to a director or officer at his request, provided that he undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses.

   Indemnification is required to be made unless the Registrant determines that the applicable standard of conduct required for indemnification has not been met. In the event of a determination by the Registrant that the director or officer did not meet the applicable standard of conduct required for indemnification, or if the Registrant fails to make an indemnification payment within 60 days after such payment is claimed by such person, such person is permitted to petition the court to make an independent determination as to whether such person is entitled to indemnification. As a condition precedent to the right of indemnification, the director or officer must give the Registrant notice of the action for which indemnity is sought and the Registrant has the right to participate in such action or assume the defense thereof.

   Article NINTH of the Registrant's Restated Certificate of Incorporation further provides that the indemnification provided therein is not exclusive, and provides that in the event that the Delaware General Corporation Law is amended to expand the indemnification permitted to directors or officers the Registrant must indemnify those persons to the fullest extent permitted by such law as so amended.

   Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

Item 16. Exhibits


 Exhibit No.                             Description
 -----------                             -----------
    ***1.1   The form of equity underwriting agreement will be filed as an exhibit to a Current Report of the Registrant on Form 8-K and
             incorporated herein by reference.
    ***1.2   The form of debt underwriting agreement will be filed as an exhibit to a Current Report of the Registrant on Form 8-K and
             incorporated herein by reference.
       4.1   Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.2 to the Registrant's Registration
             Statement on Form S-1, as amended, No, 333-30774, effective May 4,
             2000).
       4.2   By-laws of the Company (incorporated by reference to Exhibit 3.3 to the Registrant's Registration Statement on Form S-1, as
             amended, No, 333-30774, effective May 4, 2000).
       4.3   Specimen Certificate for Shares of Common Stock (incorporated by reference to Exhibit 4.1 to the Registrant's Registration
             Statement on Form S-1, as amended, No, 333-30773, effective May 4,
             2000).
    ***4.4   The form of any senior note with respect to each particular series of senior notes issued hereunder will be filed as an exhibit to a
             Current Report of the Registrant on Form 8-K and incorporated herein by reference.
    ***4.5   The form of any subordinated note with respect to each particular series of subordinated notes issued hereunder will be filed as an exhibit to a Current Report on the Registrant of Form 8-K and
             incorporated hereby by reference.
    ***4.6   The form of any certificate of designation with respect to any preferred stock issued hereunder and the related form of preferred stock certificate will be filed as exhibits to a Current Report of the Registrant on Form 8-K and incorporated herein by reference.
    ***4.7   The form of any warrant will be filed as an exhibit to a Current
             Report of the Registrant on Form 8-K and incorporated herein by reference.
       5.1   Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
             regarding legality (previously filed).
      12.1   Schedule of Ratio of Earning to Fixed Charges (previously filed).
      23.1   Consent of KPMG LLP.
      23.2   Consent of KPMG LLP.
      23.3   Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
             (previously filed).
      24.1   Power of Attorney (previously filed).
   ***25.1   The Statement of Eligibility on Form T-1 under the Trust Indenture
             Act of 1939, as amended, of the Trustee under the Senior Indenture will be incorporated herein by reference from a subsequent filing in accordance with Section 305(b)(2) of the Trust Indenture Act of
             1939.
   ***25.2   The Statement of Eligibility on Form T-1 under the Trust Indenture
             Act of 1939, as amended, of the Trustee under the Subordinated
             Indenture will be incorporated herein by reference from a
             subsequent filing in accordance with Section 305(b)(2) of the
             Trust Indenture Act of 1939.

---------------------
*** To be filed by amendment or as an exhibit to a report pursuant to Section
    13(a), 13(c) or 15(d) of the Exchange Act.

Item 17. Undertakings.

   The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

     Provided, However, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included is a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act, that are incorporated by reference in this Registration Statement.

     (2) That, for the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial BONA FIDE offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at the time shall be deemed to be the initial BONA FIDE offering thereof.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions described herein, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under Subsection
(a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement No. 333-60582 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Princeton, State of New Jersey, on February 14, 2002.


                                          Orchid Biosciences, Inc.

                                                /s/ Dale R. Pfost, Ph.D.
                                          By: _________________________________
                                                       Dale R. Pfost,
                                               President and Chief Executive
                                                          Officer

                                  SIGNATURES





   Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to Registration Statement No. 333-60582 has been signed below by the following persons in the capacities and on the dates indicated.


              Signature                             Title                       Date
              ---------                             -----                       ----

          /s/ Dale R. Pfost            President, Chief Executive           February 14, 2002
______________________________________  Officer and Director (principal
         Dale R. Pfost, Ph.D.           executive officer)

         /s/ Donald R. Marvin          Senior Vice President, Chief         February 14, 2002
______________________________________  Operating Officer and Chief
           Donald R. Marvin             Financial Officer (principal
                                        financial and accounting officer)

                 *                                 Director                 February 14, 2002
______________________________________
        Sidney M. Hecht, Ph.D.

                 *                                 Director                 February 14, 2002
______________________________________
           Samuel D. Isaly


              Signature                          Title                   Date
              ---------                          -----                   ----
                  *                             Director             February 14, 2002
______________________________________
 Jeremy M. Levin, D.Phil., MB.BChir.

                  *                             Director             February 14, 2002
______________________________________
         Ernest Mario, Ph.D.

                  *                             Director             February 14, 2002
______________________________________
       George Poste, DVM, Ph.D.

                  *                             Director             February 14, 2002
______________________________________
     Robert M. Tien, M.D., M.P.H.


                                                Director             February 14, 2002
______________________________________
           Kenneth Noonan


*By:      /s/ Dale R. Pfost
    ----------------------------------
              Dale R. Pfost
            Attorney-in-fact

                                 EXHIBIT INDEX

 Exhibit No.                             Description
 -----------                             -----------
    ***1.1   The form of equity underwriting agreement will be filed as an exhibit to a Current Report of the Registrant on Form 8-K and
             incorporated herein by reference.
    ***1.2   The form of debt underwriting agreement will be filed as an exhibit to a Current Report of the Registrant on Form 8-K and
             incorporated herein by reference.
       4.1   Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.2 to the Registrant's Registration
             Statement on Form S-1, as amended, No, 333-30774, effective May 4,
             2000).
       4.2   By-laws of the Company (incorporated by reference to Exhibit 3.3 to the Registrant's Registration Statement on Form S-1, as
             amended, No, 333-30774, effective May 4, 2000).
       4.3   Specimen Certificate for Shares of Common Stock (incorporated by reference to Exhibit 4.1 to the Registrant's Registration
             Statement on Form S-1, as amended, No, 333-30773, effective May 4,
             2000).
    ***4.4   The form of any senior note with respect to each particular series of senior notes issued hereunder will be filed as an exhibit to a
             Current Report of the Registrant on Form 8-K and incorporated herein by reference.
    ***4.5   The form of any subordinated note with respect to each particular series of subordinated notes issued hereunder will be filed as an exhibit to a Current Report on the Registrant of Form 8-K and
             incorporated hereby by reference.
    ***4.6   The form of any certificate of designation with respect to any preferred stock issued hereunder and the related form of preferred stock certificate will be filed as exhibits to a Current Report of the Registrant on Form 8-K and incorporated herein by reference.
    ***4.7   The form of any warrant will be filed as an exhibit to a Current
             Report of the Registrant on Form 8-K and incorporated herein by reference.

       5.1   Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
             regarding legality (previously filed).


      12.1   Schedule of Ratio of Earning to Fixed Charges (previously filed).

      23.1   Consent of KPMG LLP.
      23.2   Consent of KPMG LLP.

      23.3   Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
             (previously filed).


      24.1   Power of Attorney (previously filed).

   ***25.1   The Statement of Eligibility on Form T-1 under the Trust Indenture
             Act of 1939, as amended, of the Trustee under the Senior Indenture will be incorporated herein by reference from a subsequent filing in accordance with Section 305(b)(2) of the Trust Indenture Act of 1939.
   ***25.2   The Statement of Eligibility on Form T-1 under the Trust Indenture
             Act of 1939, as amended, of the Trustee under the Subordinated
             Indenture will be incorporated herein by reference from a subsequent filing in accordance with Section 305(b)(2) of the Trust Indenture Act of 1939.

---------------------
*** To be filed by amendment or as an exhibit to a report pursuant to Section
   13(a), 13(c) or 15(d) of the Exchange Act.